Exhibit 2.1

                            STOCK PURCHASE AGREEMENT



     STOCK PURCHASE AGREEMENT, dated February 23, 2004 (the "Agreement"), by and among PFLEIDERER AKTIENGESELLSCHAFT ("PAG"), PFLEIDERER CONSULTING GmbH ("CON"), HALDE NEUNUNDNEUNZIGSTE VERWALTUNGSGESELLSCHAFT mbH (to be renamed Pfleiderer Poles & Towers International GmbH) ("PPTI"), PFLEIDERER LEASING VERWALTUNGS - GmbH ("PLG"), and VALMONT INDUSTRIES, INC., a Delaware corporation ("Buyer"). For purposes of this Agreement, CON, PPTI and PLG are sometimes referred to individually as a "Seller" and, collectively, "Sellers".

RECITALS:

     This  Agreement  is  made  with  reference  to  the  following   facts  and
circumstances:

     (a) CON owns all of the issued and outstanding shares of the capital stock of Newmark International, Inc., a Delaware corporation ("Newmark") and PLG owns all of the issued and outstanding shares of the capital stock of Pfleiderer Leasing USA, Inc., a Delaware corporation ("PLUSA"). For purposes of this Agreement, Newmark and PLUSA are sometimes referred to individually as a "Company" and, collectively, the "Companies".

     (b) Pursuant to a spin-off agreement duly notarized on February 17, 2004, by and between CON and PPTI, certain assets and liabilities of CON, including all of the issued and outstanding shares of capital stock of Newmark, were transferred from CON to PPTI, which transfer will become effective on the date of entry in the respective German company registers of CON and PPTI and given retroactive effect to January 1, 2004.

     (c) Newmark is involved in the production, marketing and sale of concrete and steel poles for street lighting, electrical transmission, catenary, flood lighting, advertising, architectural columns, traffic control and telecommunication (the "Business"). Newmark conducts the Business substantially from the facilities set forth on Exhibit "A" attached hereto (each, a "Facility", and, collectively, the "Facilities").

     (d) The real estate, buildings and production equipment used by Newmark at its Bartow, Florida Facility for the production of concrete poles are leased from PLUSA.

     (e) PAG owns, indirectly, all of the issued and outstanding shares of the capital stock of CON, PPTI and PLG.

     (f) Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Companies.

AGREEMENT:

     In consideration of the foregoing recitals which are incorporated with and are made a part of this Agreement, and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

     1. Sale and Purchase of Capital Stock. CON and PPTI hereby agree to sell, transfer, assign, convey and deliver to Buyer all of the issued and outstanding shares of capital stock of Newmark (the "Newmark Stock"), free and clear of all liens, claims and encumbrances, and Buyer hereby agrees to purchase and acquire the Newmark Stock from PPTI or CON, as applicable. PLG hereby agrees to sell, transfer, sign, convey and deliver to Buyer all of the issued and outstanding shares of the capital stock of PLUSA (the "PLUSA Stock"), free and clear of all liens, claims and encumbrances, and Buyer hereby agrees to purchase and acquire the PLUSA Stock from PLG. For purposes of this Agreement, the Newmark Stock and the PLUSA Stock are sometimes referred to collectively as the "Capital Stock".

     2. Consideration for Capital Stock. The purchase price for the Capital Stock (the "Purchase Price") shall be an amount equal to One Hundred Five Million Two Hundred Ninety Nine Thousand Three Hundred Ninety Four Dollars ($105,299,394) in cash. Such number has been derived pursuant to the calculation set forth on Exhibit 2. The Purchase Price is subject to the adjustment as provided in Section 4 below. Subject to Sections 3.2.5 and 7.18 below, the Purchase Price and the other payments set forth in Section 3.1.1 below shall be paid to Sellers on the Closing Date by wire transfer of immediately available funds to accounts designated in writing by Sellers to Buyer at least one (1) business day before the Closing Date. $103,299,394 of the Purchase Price is attributable to the purchase of the Newmark Stock and $2,000,000 of the Purchase Price is attributable to the purchase of the PLUSA Stock.

     3. Closing. The transfer of the Capital Stock by Sellers to Buyer (the "Closing") will take place at the offices of McGrath North Mullin & Kratz, PC LLO, at 10:00 a.m. on the second (2nd) business day after the later of (i) the satisfaction (or, to the extent permitted, the waiver) of all the conditions set forth in Sections 8 and 9 below, or at such other place or time, and (ii) Sellers' completion of the transfer of the Fiberglass Pole Business (as defined in and pursuant to the provisions of Section 7.14 below), or on such other date as the parties hereto may mutually agree (the "Closing Date"). The Closing shall be deemed to be effective as of 12:01 a.m. CST on the Closing Date (the "Effective Time").

     3.1  Buyer's Obligations at Closing. At the Closing, Buyer shall:

          3.1.1  Payments to Sellers. Pay to Sellers, in the manner set forth in
               Section 2 above, immediately available funds equal to (a) the Purchase Price, subject to Sections 3.2.5 and 7.18 below, (b) the Estill Payment (as defined in Section 7.14 below), and (c) the PLUSA term note payable to PLG in an amount equal to $2,930,644.

          3.1.2 Resolutions. Deliver a copy of the resolutions of Buyer's Board of Directors authorizing and approving this Agreement and the transactions contemplated by this Agreement, certified by the Secretary or any Assistant Secretary of Buyer.

          3.1.3 Transition Services Agreement. Execute and deliver to Sellers the Transition Services Agreement in the form attached hereto as
               Exhibit 3.1.3 (the "Transition Services Agreement").

     3.2  Sellers' Obligations at Closing. At the Closing, Sellers shall:

          3.2.1 Stock Certificates. Deliver to Buyer certificates representing all of the Newmark Stock and all of the PLUSA Stock, duly endorsed and assigned to Buyer, with all necessary stock transfer tax and other revenue stamps acquired at Sellers' expense.

          3.2.2 Resolutions. Deliver a copy of the resolutions of Sellers' Boards of Directors, PAG's Board of Directors and PAG's
               Supervisory Board authorizing and approving this Agreement and the transactions contemplated by this Agreement, certified by an authorized officer of each Seller and PAG.

          3.2.3 Resignations. Deliver to Buyer written resignations of (i) all directors of the Companies, and (ii) those officers of the Companies listed on Exhibit 3.2.3.

          3.2.4 Dividend Termination Agreement. Deliver to Buyer the Dividend Termination Agreement in the form attached hereto as Exhibit
               3.2.4 duly executed by Newmark, CON and PPTI.

          3.2.5 FIRPTA Certificates. Deliver to Buyer a certificate, in the form attached hereto as Exhibit 3.2.5, certifying that the sale of the Newmark Stock is exempt from withholding under the Foreign Investment in Real Property Tax Act ("FIRPTA"). In addition, if Sellers obtain a certificate from the Internal Revenue Service to the effect that the sale of the PLUSA Stock is subject to areduced rate of withholding under FIRPTA, Sellers shall deliver to Buyer a copy of such certificate, and Buyer shall withhold tax on the Purchase Price and the adjustment payment required by Section 4.3 hereof, each to the extent attributable to the PLUSA Stock, in accordance with the certificate. If no such certificate is delivered to Buyer with respect to the PLUSA Stock, Buyer shall withhold ten percent (10%) of the Purchase Price (and any such adjustment payment) attributable to the PLUSA Stock.

          3.2.6 Transition Services Agreement. Execute and deliver to Buyer the Transition Services Agreement.

     4. Post-Closing Purchase Price Adjustment; Purchase Price Allocation.

     4.1 The Statement. Within sixty (60) days after the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the "Statement"), setting forth Shareholders' Equity (as defined in Section 4.4 below) as of the close of business on the Closing Date ("Closing Shareholders' Equity") determined in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with the Companies' accounting principles, practices, methodologies and policies used in the preparation of the Reference Statement (as defined in Section 5.9 below) and the PLUSA Balance
          Sheet (as  defined in  Section  5.9  below),  except as  disclosed  in
          Section  4.1 of  the  Disclosure  Schedule  dated  the  date  of  this
          Agreement and delivered to Buyer as a separate document (the "Disclosure Schedule"). After the Closing Date, at Sellers' request, Buyer shall assist, and shall cause the Companies to assist, Sellers and their representatives in the preparation of the Statement and shall provide Sellers and their representatives any information reasonably requested by them and shall provide them access at all reasonable times to the personnel, properties, books and records of the Companies for such purpose.

     4.2 Objections; Resolution of Disputes. Unless Buyer notifies Sellers in writing within thirty (30) days after Sellers' delivery of the Statement of any objection to any component of the computation of Closing Shareholders' Equity set forth therein (the "Notice of Objection"), the Statement shall be final and binding on the parties for purposes of this Agreement ("Final Statement"). During such thirty
          (30) day period Buyer and its representatives shall be permitted to review the working papers of Sellers relating to the Statement. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein. Sellers and Buyer acknowledge that
          (i) the purpose of the determination of Closing Shareholders' Equity is to adjust the Purchase Price so as to reflect any change in Shareholders' Equity from the Reference Date to the Closing Date, and
          (ii) such change can be measured only if the calculation is done using GAAP applied on a basis consistent with the Companies' accounting principles, practices, methodologies and policies used in the preparation of the Reference Statement and the PLUSA Balance Sheet, except as provided in Section 4.1 of the Disclosure Schedule.

          If Buyer provides the Notice of Objection to Sellers within such thirty (30) day period, Buyer and Sellers shall, during the thirty
          (30) day period following Sellers' receipt of the Notice of Objection, attempt in good faith to resolve Buyer's objections. During the thirty
          (30) day period, Sellers and their representatives shall be permitted to review the working papers of Buyer relating to the Notice of Objection and the basis therefor. If Buyer and Sellers are unable to resolve all such objections within such thirty (30) day period, the matters remaining in dispute shall be submitted to KPMG LLP (or, if such firm declines to act, to another internationally recognized public accounting firm mutually agreed upon by Buyer and Sellers and, if Buyer and Sellers are unable to so agree within ten (10) days after the end of such thirty (30) day period, then Buyer, on the one hand, and Sellers, on the other hand, shall each select such a firm and such firms shall jointly select a third internationally recognized firm to resolve the disputed matters (such determining firm being the "Independent Expert")). The parties shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than sixty (60) days after its selection. The resolution of disputed items by the Independent Expert shall be final and binding for purposes of this Agreement and shall be reflected in the Final Statement. The fees and expenses of the Independent Expert shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. After final determination of Closing Shareholders' Equity, Buyer shall have no further right to make any claims with respect to adjustment of the Purchase Price against any Seller in respect of any element of Closing Shareholders' Equity that Buyer raised, or could have raised, in the Notice of Objection.

     4.3 Adjustment Payment. The Purchase Price shall be increased by the amount by which Closing Shareholders' Equity set forth on the Final Statement exceeds $34,145,032, (which number has been calculated in accordance with Exhibit 4.3) (the "Reference Shareholders' Equity"), and the Purchase Price shall be decreased by the amount by which Closing Shareholders' Equity set forth on the Final Statement is less than the Reference Shareholders' Equity (the Purchase Price as so increased or decreased being hereinafter called the "Adjusted Purchase Price"). Within ten (10) days after the Closing Shareholders' Equity has been finally determined in accordance with Section 4.2 above and the Final Statement is issued, (a) if the Purchase Price is less than the Adjusted Purchase Price, Buyer shall pay to Sellers an amount equal to such difference, plus simple interest thereon at a rate of six and one-half percent (6.5%) per annum from the Closing Date to the date of payment, and (b) if the Purchase Price is greater than the Adjusted Purchase Price, Sellers shall pay to Buyer an amount equal to such difference, plus simple interest thereon at a rate of six and one-half percent (6.5%) per annum from the Closing Date to the date of payment. Subject to Section 3.2.5, any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer or Sellers, as the case may be.

     4.4 Shareholders' Equity. The term "Shareholders' Equity" means Total Assets minus Total Liabilities. The terms "Total Assets" and "Total Liabilities" mean the total assets and total liabilities, respectively, of the Companies, calculated in accordance with GAAP applied on a basis consistent with the Companies' accounting principles, practices, methodologies and policies used in the preparation of the Reference Statement and the PLUSA Balance Sheet (except as provided in Section 4.1 of the Disclosure Schedule).

     4.5 Post-Closing Books and Records. Except for the consummation of the Closing, Buyer and Sellers agree that on the Closing Date itself, Buyer and Sellers, as applicable, shall cause the Companies to conduct their respective business in the ordinary course in a manner substantially consistent with past practice. From and after the Closing, and until such time as the adjusted payment is made in accordance with Section 4.3 above, Buyer shall not take any action with respect to the accounting books and records of the Companies on which the Final Statement is to be based that would affect the Reference Statement or the Final Statement. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Reference Statement that would affect the Reference Statement or the Final Statement except as required by applicable law or except as the result of events occurring after the date of the Reference Statement and, in such event, only in a manner consistent with past practices of the Companies.

     5. Representations and Warranties of Sellers and PAG. Sellers and PAG hereby, jointly and severally, represent, warrant and covenant to and with Buyer as follows (it being agreed and understood that for purposes of the following representations and warranties (a) it is assumed that the transactions contemplated in Section 7.14 below and in Section 7.14 of the Disclosure Schedule have been authorized by Newmark pursuant to the Newmark Board of Director resolutions set forth in Section 5 of the Disclosure Schedule and (b) such transactions will be treated as if consummated as of the date of this Agreement):

     5.1 Organization, Good Standing and Corporate Power. Newmark is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and PLUSA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has the corporate power and all necessary licenses, permits and franchises required by governmental authorities to own, operate and lease its properties and carry on the Business as currently being conducted. The Companies are qualified to do business in those jurisdictions set forth in Section 5.1 of the Disclosure Schedule. Such jurisdictions constitute all jurisdictions in which such qualification or authorization is required, except for jurisdictions in which failure to be so qualified or authorized would not have a material adverse effect on the Business of the Companies.

     5.2 Articles and By-Laws. Sellers have previously furnished to Buyer complete and correct copies of (a) the Articles of Incorporation of each Company, as amended to the date furnished, and (b) the By-Laws of each Company as in effect on the date furnished, certified by an authorized officer of each Company. Such Articles of Incorporation and By-Laws have not been further amended and are in full force and effect. Sellers have also furnished to Buyer a full and complete copy of each Company's corporate minute book.

     5.3 Authorized Capital. The authorized capital stock of Newmark consists of 1,000 shares of common stock having a par value of $1.00 per share, of which 500 shares are issued and outstanding. The authorized capital stock of PLUSA consists of 2,000 shares of common stock having a par value of $1.00 per share, of which 1,000 shares are issued and outstanding. All of such shares are duly authorized, validly issued, fully paid and nonassessable.

     5.4 No Options, Warrants, Rights. Neither Company is a party to or has any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character obligating it to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase any shares of its capital stock. There are no agreements, arrangements or understandings involving the Companies' shareholders with respect to the voting of the capital stock of either Company on any matter or the transfer or assignment of the capital stock of either Company.

     5.5 Title to Shares; Authority; Binding Agreement. CON is the lawful and equitable owner of all of the Newmark Stock, free and clear of all liens, claims, options, charges and encumbrances as of the date of this Agreement and either CON or PPTI shall be the lawful and equitable owner of all of the Newmark Stock, free and clear of all liens, claims, options, charges and encumbrances as of the Closing. PLG is the lawful and equitable owner of all of the PLUSA Stock, free and clear of all liens, claims, options, charges and encumbrances. Good title, free and clear of all security interests, liens, claims, rights, charges or other encumbrances whatsoever, other than those arising from acts of Buyer or its affiliates, to all of the Capital Stock will pass to Buyer at the Closing upon delivery to Buyer of certificates representing such Capital Stock, duly endorsed by Sellers for transfer to Buyer, and upon Sellers' receipt of the Purchase Price. The execution, delivery and performance of this Agreement by Sellers and PAG, as well as the transactions contemplated under this Agreement (other than the transactions contemplated in Section 7.14 below and in Section 7.14 of the Disclosure Schedule), have been duly and validly authorized and approved by Sellers' Boards of Directors, PAG's Board of Directors and PAG's Supervisory Board. This Agreement constitutes the valid and legally binding agreement of Sellers and PAG, enforceable against each in accordance with its terms.

     5.6  No  Subsidiaries;  Officers  and  Directors.  Except as  disclosed  in
          Section 5.6 of the Disclosure Schedule, neither Company directly or indirectly controls or owns any equity or other interest in any corporation, partnership, joint venture or other business association. Since its formation, Newmark International Ventures, Inc. has at all times been a dormant corporation and has not conducted any activities or operations of any nature. Section 5.6 of the Disclosure Schedule sets forth a list of each Company's officers and directors.

     5.7 Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (including the transactions contemplated in Section
          7.14 below and in Section 7.14 of the Disclosure Schedule) will not, with or without the giving of notice or the lapse of time or both, (a) to the knowledge of Sellers, violate any provision of law, statute, rule or regulation to which any Seller or either Company is subject;
          (b) violate any judgment, order, writ or decree of any court applicable to any Seller or either Company; (c) have any material adverse effect on any of the permits, licenses, orders or approvals held or utilized by either Company; or (d) except as disclosed in
          Section 5.7 of the Disclosure Schedule, result in the breach of, or conflict with, any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of any Seller or either Company pursuant to, any corporate charter, by-law, commitment, contract or other agreement or instrument to which either PAG, any Seller or either Company is a party or by which they or their respective assets or property is or may be bound or affected or from which either PAG, any Seller or either Company derives substantial benefits, except with respect to clause (d) above, any such items that would not, individually or in the aggregate, have a Companies Material Adverse Effect.

     5.8 No Government or Third Party Authorization Required. Except for (a) compliance with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) those that may be required solely by reason of Buyer's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement, and
          (c) those the failure of which to obtain or make would not individually or in the aggregate reasonably be expected to have a Companies Material Adverse Effect, no consent, authorization or approval of, or exemption by, or filings with, any governmental, public or self-regulatory body or authority or any third party is required in connection with the execution, delivery and performance by Sellers of the transactions contemplated by this Agreement or the taking of any action contemplated by this Agreement (including, in each instance, the transactions contemplated in Section 7.14 below and in Section 7.14 of the Disclosure Schedule). Section 5.8 of the Disclosure Schedule sets forth those consents the failure of which to obtain would reasonably be expected to have a Companies Material Adverse Effect.

     5.9 Financial Statements. Section 5.9 of the Disclosure Schedule contains copies of the audited balance sheets and related audited income statements for Newmark and unaudited balance sheets and related unaudited income statements for PLUSA as of December 31, 2003, December 31, 2002 and December 31, 2001. Such Newmark audited balance sheet as of December 31, 2003 is referred to as the "Reference Statement" and, together with the other foregoing financial statements of Newmark and PLUSA referenced in this Section 5.9 are collectively referred to as the "Financial Statements". Such PLUSA unaudited balance sheet as of December 31, 2003 is referred to as the "PLUSA Balance Sheet". Except as disclosed in Section 5.9 of the Disclosure Schedule, the Financial Statements present fairly in all material respects the financial position of the Business as of the periods set forth and its results of operations for the periods then ended in accordance with GAAP consistently applied. Neither Company has used any improper accounting practice for the purpose of not reflecting or incorrectly reflecting in the Financial Statements or books and records of such Company any properties, assets, liabilities, revenues or expenses. The Financial Statements do not contain any material items of special or nonrecurring material items of income or any other income not earned in the ordinary course of business.

     5.10 Absence of Undisclosed Liabilities. The Reference Statement and the PLUSA Balance Sheet make full and adequate provision for or disclosure of all obligations, liabilities or commitments (fixed and contingent) of the Business as of the date thereof, except as disclosed in Section
          5.9 of the Disclosure Schedule, and as of such date, neither Company had any obligations, liabilities or commitments (fixed or contingent) which were required to be reserved against in the Reference Statement or the PLUSA Balance Sheet or disclosed in the notes thereto in accordance with GAAP consistently applied, except (i) as disclosed in
          Section 5.9 of the Disclosure Schedule, and (ii) for obligations, liabilities or commitments incurred in the ordinary course of business since December 31, 2003 and not in violation of this Agreement.

     5.11 Conduct of Business  Since  December 31, 2003.  Except as disclosed in
          Section 5.11 of the Disclosure Schedule:

          5.11.1 Since December 31, 2003, there has been no Companies Material Adverse Effect.

          5.11.2 From December 31, 2003 to the date of this Agreement, no Seller has taken any action which, if taken after the date of this Agreement, would constitute a breach or violation of Section 7.1 below.

     5.12 Tax Matters.

          5.12.1 Definitions. For purposes of this Agreement:

          (a)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (b) "Income Tax" or "Income Taxes" shall mean all U.S. federal, state, provincial, municipal, city, county, parish, local, foreign or other governmental taxes imposed on or measured by gross or net income and any franchise taxes that are equivalent to gross or net income taxes.

          (c) "Post-Closing Tax Period" shall mean all taxable periods or portions thereof beginning after the Closing Date.

          (d) "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portions ending on the Closing Date of all Straddle Periods (as defined in Section 5.12.3(b) below).

          (e) "Tax" or "taxes" shall mean all taxes, charges, fees, levies, duties or other like assessments, including income, gross receipts, capital, excise, stamp, property, land transfer, sales, use, value added, goods and services, ad valorem, documentary, license, employment, payroll, withholding, social security, foreign pension plan contributions, employment insurance premiums, unemployment compensation, workers compensation levies, franchise, windfall profit, severance, alternative or add-on minimum, estimated, business occupation, gains, transfer and recording taxes, fees and other taxes and like charges, imposed by the United States, or any state, provincial, municipal, city, county, parish, local or foreign authority, government or subdivision or agency thereof whether computed on a consolidated, unitary, combined, separate or any other basis; and such term shall include any and all interest, penalties and additions to tax, as well as the taxes of any person (A) under Treas. Reg.
               Section 1.1502-6 (or any similar provision of state, local or foreign law); or (B) as a result of transferee or successor liability, by contract, law or otherwise.

          (f) "Tax Return" shall mean any report, return, declaration, statement, claim for refund, amended return, election, disclosure, estimate or other information required or permitted by law to be filed with a governmental authority in connection with taxes.

          5.12.2 Tax Representations.

          (a) Except as disclosed in Section 5.12.2(a) of the Disclosure Schedule, each Company has duly and accurately prepared and timely and properly filed with all applicable tax authorities all Tax Returns required by law to be filed on or before the Closing Date, and has paid all taxes due with respect to such returns, or due or payable pursuant to any judgment, settlement, assessment, deficiency notice, 30-day letter or similar notice received by either of them. All taxes due and payable either as of the date of the balance sheet included either in the Reference Statement, the PLUSA Balance Sheet or in the Final Statement have been paid in full or properly and fully accrued on any such Reference Statement, the PLUSA Balance Sheet or Final Statement.

          (b) The Internal Revenue Service has audited the U.S. federal income Tax Returns of the Companies, or the applicable statute of limitations has expired with respect to the relevant tax liability, for the taxable periods ending on or before May 31, 1999.

          (c) Except as disclosed in Section 5.12.2(c) of the Disclosure Schedule, all taxes required to be withheld or collected and remitted by each Company (including withholdings in respect to dividends, employment taxes, income tax withholdings, and back-up withholdings) have been collected or withheld, and either paid to the respective tax authorities or set aside for such purpose, or fully accrued or reserved as a current liability in the Reference Statement, the PLUSA Balance Sheet and on the Final Statement.

          (d)  Neither  Company  (i) has  consented  to the  provisions  of Code
               Section 341(f), or (ii) is or has been a "personal holding company" within the meaning of Code Section 542.

          (e) Newmark is not and has not been during the five-year period ending on the Closing Date a United States real property holding corporation within the meaning of Code Section 897.

          (f) With respect to any period through the Closing Date for which Tax Returns have not yet been filed, or for which taxes are not yet due or owing, each Company has incurred and shall incur only normally recurring liabilities for taxes in the ordinary and regular course of their business, the accrual for which as a current tax liability is included in the Reference Statement, the PLUSA Balance Sheet and on the Final Statement. Neither Company will incur taxes in a Post-Closing Tax Period for transactions whose benefits have been economically realized or received by the Companies (or their predecessors or affiliates, if any) on or before Closing. There are no adjustments under Code Section 481 (or any similar tax law) in respect of the Companies (or their predecessors or affiliates, if any) that could affect the Post-Closing Tax Period.

          (g) Except as disclosed in Section 5.12.2(g) of the Disclosure Schedule, no presently effective agreement extending the period for assessment or collection of any taxes has been executed or filed with any applicable taxing authority.

          (h) Except as disclosed in Section 5.12.2(h) of the Disclosure Schedule, neither of the Companies is a party to any pending claim, action, proceeding or examination, nor is any claim, action, proceeding, examination, review audit or investigation being asserted or, to Sellers' knowledge, threatened by any governmental authority for assessment or collection of any taxes.

          (i) Sellers have previously delivered to Buyer materially true, correct and complete copies of (i) all Tax Returns filed by or on behalf of the Companies for all completed tax years that remain open for audit or review by the relevant taxing authority, and
               (ii) all material and presently effective ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and any similar documents or communication sent or received by, or relating to, either of the Companies.

          (j) Neither Company is or has been a member of a consolidated, combined or unitary group for tax purposes since May 1, 1988. To the knowledge of Sellers, neither Company nor any predecessor has been a member of a consolidated, combined or unitary group for tax purposes before May 1, 1988.

          (k) Neither of the Companies has engaged in a "listed transaction" as described in Treas. Reg. Section 1.6011-4(b)(2) (or any Internal Revenue Service notice or publication issued thereunder).

          (l) Neither of the Companies is a party to, is bound by, or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement, excluding leases entered into in the ordinary course of business, either individually or in the aggregate, that do not have a material adverse effect.

          (m) No deduction for the Pre-Closing Tax Period of either of the Companies has been or will be disallowed under Code Sections 162(k), 162(m) or 280G, and neither Company has been, or will be as a result of the transactions contemplated in this Agreement, subject to disallowance of a deduction for any tax period under such Sections of the Code or required to reimburse a person for a tax imposed under Code Section 4999.

          (n) Since May 31, 1999, no claim has been made by any taxing authority in a jurisdiction in which the Companies do not file Tax Returns that any such person is or may be subject to taxation by that jurisdiction.

          (o) Section 5.12.2(o) of the Disclosure Schedule lists by type of tax all the jurisdictions in which the Companies have filed Income Tax Returns, sales and use Tax Returns, and employment Tax Returns.

          (p) Neither Company nor any predecessor or affiliate, if any, is or has been an owner, participant, member, partner or beneficiary of any partnership, association, limited liability company, trust, or other venture or entity, other than Newmark International Ventures, Inc., during the ten (10) year period ending on the Closing Date.

          (q) Newmark has withheld all amounts of taxes required to be withheld on the transfer of the Fiberglass Pole Business (pursuant to Section 7.14 below). All taxes payable by Newmark as a result of such transfer, including Income Taxes under Code Section 311(b), have been or will be fully reserved as a current tax liability on the Final Statement.

          (r) Newmark International Ventures, Inc. has never conducted any activity, and will not conduct any activity on or before the Closing Date, that would result in any tax liability at any time that has not been fully paid or accrued as a liability in the Reference Statement or the Final Statement. Newmark International Ventures, Inc. will not incur any tax liability as a result of the transactions contemplated in this Agreement.

          5.12.3  Preparation  of Certain Tax  Returns  and Use of Tax  Methods.

          (a)  Sellers  or  their  authorized   representatives  shall  prepare,
               execute (if lawful) and file each Company's applicable Tax Returns for any taxable period ending on or before the Closing Date. The expense of preparing all such Tax Returns required to be prepared and filed pursuant to this Section 5.12.3 shall be paid by Sellers. Such Tax Returns shall be prepared on a lawful basis consistent with the past practices of each Company and the terms of this Agreement. Buyer shall have the right to review such Tax Returns before filing. Drafts of such Tax Returns will be submitted to Buyer at least thirty (30) days before they are due, and Buyer shall have the right to examine and comment on any such Tax Returns prior to the filing thereof, and such Tax Returns shall not be filed without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

          (b) For all Tax Returns relating to any complete tax period that includes but does not end on the Closing Date (a "Straddle Period"), Buyer shall cause each Company to timely prepare and file such Tax Returns, and pay all taxes due with respect to those Tax Returns, provided, however, (i) Buyer shall deliver any such Tax Returns to Sellers at least thirty (30) days before such Tax Returns are due, (ii) Sellers shall have the right to examine and comment on any such Tax Returns prior to the filing thereof, and (iii) such Tax Returns shall not be filed without the prior written consent of Sellers, which consent shall not be unreasonably withheld. In accordance with Section 5.12.6(e) below, Sellers shall pay to Buyer the amount of taxes for the Straddle Period for which Sellers are liable under Section 5.12.5(c) below.

          (c) After the Closing Date, and except as required by applicable laws, the Companies shall not, without the prior written consent of Sellers, file any amended Tax Return for the Pre-Closing Tax Period if any Seller would be liable for additional taxes on such Tax Return under Section 5.12.5 below.

          5.12.4 Tax Proceedings. Sellers and Buyer agree to cooperate with each other in connection with any official tax inquiry, tax examination or tax-related legal proceeding affecting a tax liability of either Company (whether before or after the Closing
               Date) and to make available to the other party for a reasonable amount of time, at no cost to such party, relevant personnel or individuals, together with documents, correspondence, reports and other materials reasonably bearing on such tax inquiry, examination or proceeding, provided that each party shall be obligated to reimburse the other for expenses relating to any matter for which such other party is indemnified hereunder. Any information obtained by another party will be kept confidential except as otherwise required by applicable law.

          5.12.5 Tax Indemnification.

          (a) From and after the Closing Date, PAG and each Seller shall be liable for, and PAG and Sellers, jointly and severally, shall indemnify the Companies, Buyer and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the "Buyer Indemnitees") against and hold them harmless from (i) all liability for taxes of the Companies and any consolidated, combined or unitary group of which either Company (or a predecessor thereof) has ever been a member ("Tax Affiliates") for the Pre-Closing Tax Period, (ii) all liability as a result of Treas. Reg. Section 1.1502-6(a) (or any similar provision of state, local or foreign law) for taxes of such Seller or any other corporation that is or has been affiliated with such Seller other than the Companies, (iii) all liability for any taxes of another person for which either Company or any Tax Affiliate is or becomes liable in respect to the Pre-Closing Tax Period, by law, contract or otherwise, (iv) all liability attributable to a breach by Sellers of their representations, warranties or covenants under Section 5.12.2 above, and (v) all liability for reasonable legal fees and expenses attributable to any item in clause (i), (ii), (iii) or
               (iv) above.

          (b) From and after the Closing Date, Buyer and each Company, jointly and severally, shall indemnify each Seller and its affiliates and each of their respective officers, directors, employees, stockholders, agents, representatives (the "Seller Indemnitees") against and hold them harmless from (i) all liability for taxes of Buyer and its affiliates other than taxes of the Companies and their Tax Affiliates, for all taxable periods whether ending before, on or after the Closing Date, and for taxes of the Companies and their Tax Affiliates' operations occurring in the Post-Closing Tax Period, (ii) all liability for taxes attributable to any action taken on or after the Closing Date by Buyer, any of its affiliates, including the Companies at Buyer's instruction, or any transferee of Buyer or any of its affiliates (other than any action expressly required by applicable law or by this Agreement), and (iii) all liability for reasonable legal fees and expenses attributable to any item in clause (i) or (ii) above. Notwithstanding the foregoing provisions of this Section 5.12.5(b), Buyer and its affiliates, including the Companies, shall have no obligation to indemnify Seller Indemnitees or to bear any taxes attributable to the transfer of the Fiber Pole Business as contemplated by Section 7.14 below. Such taxes are and shall be the sole responsibility and joint and several obligation of PAG and Sellers except to the extent such taxes are specifically reserved for as a current tax liability on the Final Statement or paid and withheld pursuant to Section 5.12.2(q) above.

          (c) The portion of tax for a Straddle Period that is attributable to the Pre-Closing Tax Period, which is the sole liability of Sellers and PAG, shall be:

               (i) In the case of Income Taxes, the amount of the Income Tax that would be payable if the relevant tax period ended on the Closing Date; and

               (ii) In the case of all other  taxes,  the  amount of tax for the
                    Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period on or prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

          5.12.6 Procedures for Indemnification of Tax Claims.

          (a)  If one party is responsible  for the payment of taxes pursuant to
               Section 5.12.5 above (the "Tax Indemnifying Party"), and the other party to this Agreement (the "Tax Indemnified Party") receives a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim (a "Tax Claim") with respect to such taxes, the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim.

          (b) The Tax Indemnifying Party shall assume and control the applicable audit or examination and the defense of a Tax Claim involving any taxes for which it has an obligation to indemnify the Tax Indemnified Party pursuant to Section 5.12.5 above. The Tax Indemnified Party and its affiliates agree to cooperate with the Tax Indemnifying Party in pursuing such contest. Notwithstanding anything to the contrary contained in this Agreement, the Tax Indemnifying Party shall keep the Tax
               Indemnified Party informed of all material developments and events relating to such Tax Claim and the Tax Indemnified Party, at its own cost and expense, and with its own counsel, shall have the right to participate in the applicable audit or examination and defense of such Tax Claim.

          (c) In no event shall any Tax Indemnified Party settle or otherwise compromise any Tax Claim without the Tax Indemnifying Party's prior written consent. Neither party shall settle a Tax Claim relating solely to Income Taxes of a Company for a Straddle Period without the other party's prior written consent.

          (d) Notwithstanding the foregoing provisions of this Section 5.12.6, the Tax Indemnifying Party shall not continue any contest or defense of any such Tax Claim, and the Tax Indemnifying Party shall pay in full all liability for indemnified taxes of the Tax Indemnified Party arising from any such Tax Claim upon the Tax Indemnified Party's written demand therefore, if the Tax
               Indemnified Party (i) shall have received an opinion of independent tax counsel (which counsel shall be reasonably acceptable to the Tax Indemnifying Party) to the effect that the taxing authority should prevail in respect to any such Tax Claim; and (ii) has a good faith believe that, as a result of a material adverse change in the financial condition of the Tax Indemnifying Party since the date of this Agreement, there is a substantial likelihood that the Tax Indemnifying Party will not be able to satisfy its obligation to indemnify the Tax Indemnified Party pursuant to Section 5.12.5 above with respect to the Tax Claim; provided, in such event, the Tax Indemnifying Party shall be entitled to continue any contest or defense of any such Tax Claim if the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, in cash or immediately available funds, on an interest-free basis, the full amount of the taxes arising from any such Tax Claim, together with the full amount, in cash or immediately available funds, of any increase required under
               Section 11.9 below, with such increase determined as if any such Tax Claim were then due and payable in full to the applicable taxing authority. If the Tax Indemnifying Party prevails in any contest or defense of a Tax Claim after advancing an amount to the Tax Indemnified Party pursuant to this Section 5.12.6(d), the Tax Indemnified Party shall repay that amount to the Tax
               Indemnifying Party (net of any tax liability of the Tax Indemnified Party incurred from such advance) within ten (10) days of receiving notice from the Tax Indemnifying Party of the final resolution of the Tax Claim.

          (e) The Tax Indemnifying Party shall pay to the Tax Indemnified Party, within ten (10) days of written demand therefor, but in no event more than ten (10) days prior to the due date thereof, the amount of all taxes such party is obligated to pay or that is allocated to it under this Section 5.12.

          (f) Notwithstanding anything contained in this Agreement to the contrary, payments pursuant to this Section 5.12 shall not be subject to or limited by any indemnity baskets, caps or other limitations other than Sections 11.9, 11.10, 11.12 and 11.13 below.

          5.12.7 Allocation of Income Tax Benefits.

          (a) If any adjustment shall be made to any Income Tax Return relating to either Company or Sellers for the Pre-Closing Tax Period that results in any Income Tax detriment to Sellers with respect to such period and any Income Tax benefit to either Company or Buyer for the Post-Closing Tax Period (to the extent such Income Tax benefit is realized after the Closing Date), Sellers shall be entitled to the benefit of such Income Tax benefit to the extent of the related Income Tax detriment (except to the extent accrued as an asset in the Reference Statement, the PLUSA Balance Sheet and on the Final Statement), and Buyer shall or shall cause such Company to pay to Sellers such amount at such time or times as and to the extent that the Company actually realizes such benefit through a refund of Income Tax or reduction in the amount of Income Tax that it would otherwise have had to pay if such adjustment had not been made.

          (b) If any adjustment shall be made to any Income Tax Return relating to either Company for the Post-Closing Tax Period that results in any Income Tax detriment to the Company with respect to such period and any Income Tax benefit to Sellers for such period, Buyer shall be entitled to the benefit of such Income Tax benefits to the extent of the related Income Tax detriment. Sellers shall pay to Buyer such amount (except to the extent accrued as a liability in the Reference Statement, the PLUSA Balance Sheet and on the Final Statement) at such time or times as and to the extent that Sellers actually realize such benefit through a refund of Income Tax or reduction in the amount of Income Taxes that Sellers or any such affiliate would otherwise have had to pay if such adjustment had not been made.

          5.12.8 Refunds and Credits. Except to the extent accrued as an asset in the Final Statement and taken into account in determining the Adjusted Purchase Price paid by Buyer, any refund or credit of taxes of the Companies for the Pre-Closing Tax Period shall be for the account of Sellers. Notwithstanding the foregoing, any refunds or credits of taxes for the Pre-Closing Tax Period that are attributable to the carryback from the Post-Closing Tax Period or the portion of a Straddle Period that begins on the day after the Closing Date of any items of loss, deduction or credit of the Companies or their Tax Affiliates shall be for the account of Buyer. Any refund or credit of taxes of the Companies for the Post-Closing Tax Period shall be for the account of Buyer. Any refund or credit of taxes for the Straddle Period shall be equitably apportioned between Buyer and Sellers. Buyer shall, if Sellers so request and at Sellers' expense, cause the Companies to file for and obtain any refunds or credits to which any Seller is entitled under this Section 5.12.8. Buyer and the Companies shall permit Sellers to control the prosecution of such refund claim, but will follow the procedures of Section 5.12.6(b) below.

          5.12.9 Transfer Taxes. All transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer or gains taxes) and governmental fees incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Sellers, on the one hand, and fifty percent (50%) by Buyer, on the other hand, except as otherwise provided in Section 3.2.1 above. Sellers and Buyer shall cooperate with each other in preparing and filing all returns, reports and forms as may be required to comply with the provisions of such tax laws.

          5.12.10 Time Limits. The provisions of this Section 5.12 shall survive until sixty (60) days after the termination of the applicable tax statute of limitations, giving effect to any waiver, mitigation or extensions thereof.

     5.13 Title to  Properties;  Condition  of Assets.  Except as  disclosed  in
          Section 5.13 of the Disclosure Schedule, each Company has good, valid and marketable title to all of its assets and properties reflected in its books and records as being owned, including the assets and properties reflected as being owned in the Financial Statements, free and clear of all claims, liens or encumbrances, except for: (a) liens for taxes and other governmental charges that are not due and payable or that thereafter may be paid without penalty, (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent, (c) as respects real property, (i) leases, subleases and similar agreements set forth in Section 5.14 of the Disclosure Schedule, (ii) other matters set forth in Section 5.14 of the Disclosure Schedule, and (iii) both (A) easements, covenants, rights-of-way of record, and other similar restrictions of record, and
          (B) any condition shown by a Survey (as defined in Section 7.15 below) which does not materially impair the continued use and operation of the real property to which it relates in the conduct of the Business as currently conducted, and (d) and other imperfections of title and/or encumbrances which do not materially impair the continued use and operation of the real property to which they relate in the conduct of the Business as currently conducted. Except as disclosed in Section
          5.13 of the Disclosure Schedule, to the knowledge of Sellers, all such assets and properties are free of material defects in their physical condition which would prevent Buyer from conducting the Business in substantially the manner it has been conducted by the Companies prior to the date of this Agreement and have been maintained, in all material respects, in accordance with good business practices. This
          Section 5.13 shall not apply to environmental matters which are exclusively the subject to Section 5.29 below.

     5.14 Real Property. Section 5.14 of the Disclosure Schedule contains a true, complete and correct list of all real estate currently owned ("Owned Real Estate") or leased by either Company as tenant or subtenant (collectively, the "Real Estate"). To the knowledge of
          Sellers, neither Sellers nor the Companies have received any notification that there is any material violation of any building, zoning or other law, ordinance or regulation in respect of such buildings, structures and other improvements and, to Sellers' knowledge, no such violation exists. Sellers have furnished to, or made available for review by, Buyer true and correct copies of all leases or subleases referred to in Section 5.14 of the Disclosure Schedule, and neither Company is in material default under any such lease or sublease.

     5.15 Leased Personal Property. Section 5.15 of the Disclosure Schedule lists all personal property leases that either Company is a party to and that involve payments of more than $5,000 annually or a term in excess of one (1) year. Neither Company is in default under any such lease it is a party to. Each item of such personal property is presently in such condition that upon the return of such property to its owner in its present condition, the maintenance and repair obligations of such Company to such owner or lessor will be discharged.

     5.16 List of Contracts and Other Data. Section 5.16 of the Disclosure Schedule sets forth a listing of the following:

          5.16.1 All policies of liability, theft, fidelity, life, fire and other forms of insurance currently or within the three (3) years immediately preceding the date of this Agreement held by or for the benefit of each Company specifying the insurer, amount of coverage, type of insurance, policy number, material pending claims thereunder of which such Company has notice and a summary of material claims made under such policies of insurance during the three (3) years immediately preceding the date of this Agreement.

          5.16.2 All existing material contracts and other material legally binding commitments, whether written or oral, to which each Company is a party, or to which it or any of its assets or properties are subject.

          5.16.3 The name of each bank in which each Company has an account or safety deposit box, together with the account numbers and the persons authorized to draw thereon or procure credit therefrom.

     5.17 Licenses, Permits and Orders. Section 5.17 of the Disclosure Schedule contains a list of all material qualifications, registrations, filings, privileges, franchises, immunities, approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies whether federal, state, or local, owned, held or utilized by each Company. Except as described in Section 5.17 of the Disclosure Schedule, each Company has all material qualifications, registrations, filings, privileges, franchises, immunities, approvals, authorizations, consents, licenses, orders and other permits necessary to conduct its business as currently conducted. All such material permits, licenses, orders and approvals are in full force and effect and, as of the date of this Agreement, no suspension or cancellation of any of them is pending or, to Sellers' knowledge, threatened, and no basis for suspension or cancellation exists.

     5.18 Accounts, Notes and Other Receivables.  Except as disclosed in Section
          5.18 of the Disclosure Schedule, as of the date of this Agreement, (a) the accounts, notes and other receivables of each Company (collectively, the "Receivables") arose out of bona fide transactions in the ordinary course and in a manner materially consistent with past credit practices, and the reserves shown on the Reference Statement and PLUSA Balance Sheet have been established in accordance with GAAP consistently applied, (b) to the knowledge of Sellers, the Receivables are validly existing and enforceable by each Company in accordance with the terms of the instruments or documents creating them, and (c) each Company's reserves with respect to the Receivables set forth in the Reference Statement and PLUSA Balance Sheet are adequate and have been established in a manner materially consistent with past credit practices.

     5.19 Inventories. The inventories of each Company consist, in all material respects, of items suitable and merchantable for filling orders in the ordinary course of business and at normal prices, except to the extent reserved in the Reference Statement and PLUSA Balance Sheet. The items of packaging supplies, office, warehouse, processing, operating and storage supplies, spare parts, fuel, tools, maintenance equipment and similar property of the Companies are, in all material respects, suitable for use in the ordinary course of business.

     5.20 Transactions with Management. Except as disclosed in Section 5.20 of the Disclosure Schedule, no Seller, director, officer or key employee of either Company, or any immediate relative thereof, directly or indirectly, (i) owns any shares of stock or other securities of, or has any other direct or indirect ownership interest or any other interest in, any person, firm, corporation or entity which has a material business relationship (as creditor, lessor, lessee, supplier, dealer, distributor, franchisee, customer or otherwise) with such Company, (ii) owns, or has any other direct or indirect ownership interest or any other interest in, any invention, process, know-how, formula, trade secret, patent, trademark, trade name, service mark, service name, copyright or other right, property or asset which is used in or which may be required in the ownership or operation by such Company of its properties and assets, or to otherwise carry on and conduct its businesses and affairs as currently conducted, or (iii) has any other material business relationship (other than as an employee, officer or director) with such Company.

     5.21 Relationship  With  Suppliers  and  Customers.  Except as disclosed in
          Section 5.21 of the Disclosure Schedule, none of the ten (10) largest customers of the Companies based on dollar sales and none of the ten
          (10) largest suppliers of the Companies based on dollar purchases, in each case during the year ended December 31, 2003, have, as of the date of this Agreement, cancelled in writing or threatened in writing any cancellation of any material agreement with relation to the Companies.

     5.22 Purchase and Sale Obligations. Except as disclosed in Section 5.22 of the Disclosure Schedule, all currently unfilled material purchase and sales orders and all other current commitments for purchases and sales made by each Company have been made in the usual and ordinary course of business in accordance with, and subject to, normal practices. To the knowledge of Sellers, as of the date of this Agreement there are no outstanding contracts, commitments, bids, or sales proposals that, individually or in the aggregate, will result in any material loss to either Company upon completion or performance thereof.

     5.23 Compliance With Agreements. Except as disclosed in Section 5.23 of the Disclosure Schedule, neither Company is in default under any material contract, agreement, lease, indenture, loan agreement or other material legally binding instrument or agreement to which it is a party or by which it or any of its assets is bound, and, to the knowledge of Sellers, no other party is in material default under any such agreements. All such material contracts, agreements, leases, indentures and loan agreements are valid, binding and enforceable in accordance with their respective terms for the period stated therein.

     5.24 Litigation. Section 5.24 of the Disclosure Schedule contains a true, complete and correct list, description and caption of each pending lawsuit, material administrative proceeding, arbitration, material labor dispute, governmental inspection or governmental investigation to which each Company is a party or which involve or affect the operations or assets of each Company. To the knowledge of Sellers, there are no material legal actions or governmental investigations threatened against either Company. No Seller, neither Company nor any of either Company's officers, directors or, to Sellers' knowledge, employees have been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or self-regulatory body from engaging in or continuing any conduct or practice in connection with the Business. Neither Sellers nor the Companies have received written notice of any continuing order, judgment or decree of any federal, state or local court, arbitrator or other tribunal or any governmental or administrative agency or self-regulatory body enjoining either Company from taking or requiring it to take any action of any kind or to which either Company or its businesses, properties or assets are subject or by which it is or may be bound. Section 5.24 shall not apply to environmental matters which are exclusively the subject of Section 5.29 below.

     5.25 Labor Relations. Section 5.25 of the Disclosure Schedule sets forth the rate and nature of all compensation (including wages, salaries, bonuses, and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which has been paid or will be paid or payable by each Company to any of its salaried employees or directors. Neither Company has any written obligation to make any severance payments to any of its directors, officers or employees. Neither Company is a party to any collective bargaining agreement. Except as disclosed in Section 5.25 of the Disclosure Schedule, there are no material controversies pending, or to the knowledge of Sellers, threatened between either Company and any of its employees. Except as disclosed in Section 5.25 of the Disclosure Schedule, each Company is in material compliance with all federal, state and local laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears of wages or any taxes, interest or penalties for failure to comply with any of the foregoing. Except as disclosed in
          Section 5.25 of the Disclosure Schedule, neither Company has been nor is it engaged in any unfair labor practice, or has discriminated on the basis of age or sex in its employment conditions or practices;
          there are no unfair labor practice or age or sex discrimination complaints pending, or to the knowledge of Sellers, threatened against either Company before any federal, state or local board, department, commission or agency, nor to the knowledge of Sellers, does any basis exist therefor. There are no existing, or to the knowledge of Sellers, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting either Company, nor to the knowledge of Sellers, does any basis therefor exist. Except as disclosed in Section
          5.25 of the Disclosure Schedule, there are no pending, or to the knowledge of Sellers, threatened representation questions respecting the employees of either Company.

     5.26 Employee Plans. For purposes of this Section 5.26, the term "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements, including any "pension plan" ("pension plan"), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any "welfare plan", as defined in Section 3(1) of ERISA, whether or not any of the foregoing is funded, (a) to which either Company is a party or by which it is bound; or (b) with respect to which either Company has made any payments or contributions; or (c) could reasonably be expected to have any liability. "Employee Plan" shall not include any government-sponsored employee benefit arrangements. Except as set forth in Section 5.26 of the Disclosure Schedule or to the extent an item would result in a de minimum liability:

          5.26.1 There are no Employee Plans relating to any past or present employees of either Company.

          5.26.2 Each Employee Plan, the administrator and fiduciaries of each Employee Plan, and each Company have at all times complied with all material applicable requirements of ERISA, and of any other applicable law (including regulations and rulings thereunder) governing each Employee Plan. No lawsuits or complaints to, or by, any person or government entity have been filed, are pending, or are anticipated by Sellers, with respect to any Employee Plan.

          5.26.3 Neither any Employee Plan, any administrator or fiduciary of any Employee Plan, nor either Company has taken any action, or failed to take any action, that could subject it or him or her or any other person to any liability for any excise tax or for breach of fiduciary duty with respect to or in connection with any Employee Plan.

          5.26.4 Neither any Employee Plan, any administrator or fiduciary of any Employee Plan, either Company, nor any other person has any liability to any plan participant, beneficiary or other person under any provision of ERISA or any other applicable law by reason of any payment of benefits or other amounts or failure to pay benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights (such as, but not limited to, vesting rights) with respect to benefits under or in connection with any Employee Plan. Neither Company is in arrears with respect to any contributions under any Employee Plan.

          5.26.5 Each funded Employee Plan that is a Pension Plan is qualified under Section 401(a) of the Internal Revenue Code ("Code"), and the trust or trusts maintained in connection with such Employee Plan is or are exempt from tax under Section 501(a) of the Code. A favorable Internal Revenue Service determination letter as to the qualification under the Code has been received for each such Pension Plan and its related trust or trusts and each Pension Plan has been, or will be, timely amended for the recent tax changes commonly referred to as "GUST").

          5.26.6 Neither Company is now, nor has ever been a participating employer in a multi-employer plan (as defined in Section 3(37) of ERISA).

          5.26.7 None of the Pension Plans have incurred an "accumulated funding deficiency", as defined in Section 412 of the Code, whether waived or not.

          5.26.8 The assets of the Pension Plans do not include any stock or securities issued by either Company.

          5.26.9 The present value of all accrued benefits under each of the Pension Plans, subject to Title IV of ERISA, do not exceed the value of the assets of each such plans, based upon actuarial assumptions set forth in Section 5.26 of the Disclosure Schedule.

          5.26.10 All accrued obligations of each Company, whether arising by operation of law, by contract or by past custom or practice, for payments by it to trust or other funds or to any governmental or administrative agency, with respect to pension benefits, unemployment compensation benefits, social security benefits or any other benefits for employees of such Company as of the date of this Agreement have been paid. To the knowledge of Sellers, none of the foregoing has been rendered not due by reason of any extension, whether at the request of either Company or otherwise.

          5.26.11 All obligations of each Company, whether arising by operation of law, by contract, by past custom or practice or otherwise, for salaries, vacation and holiday pay, bonuses and other forms of compensation which were payable to its officers, directors or other employees, or properly accruable as at such date, have been paid as of such date or adequate accruals therefor have been made in the Reserve Statement and the Final Statement.

          5.26.12 Neither Company is a party to, nor is either obligated to make severance payments to any officer, director or employee of either Company under, any change of control agreement, golden parachutes, severance pay plans, or other similar agreements, whether written or oral.

          5.26.13 Each Company has at all times complied with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985.

          5.26.14 With respect to each Employee Plan, Sellers have previously delivered or made available to Buyer complete and correct copies of the following documents, where applicable (i) the two (2) most recent annual reports (Form 5500), together with schedules as required, filed with the Internal Revenue Service or the Department of Labor as applicable, and any financial statements and opinions required by Section 103(a)(3) of ERISA or, for each top hat plan, a copy of all filings with the Department of Labor,
               (ii) the most recent determination letter issued by the Internal Revenue Service, (iii) the most recent summary plan description and all modifications, (iv) the text of the Employee Plan document and of any trust, insurance, or annuity contracts maintained in connection therewith.

          5.26.15 There is no arbitration, claim or suit pending or, to the knowledge of Sellers, threatened, involving an Employee Plan (other than routine claims for benefits), and there is no basis for such a claim; and none of the Employee Plans nor any fiduciary thereof has been the direct or indirect subject of an order or investigation or examination by a governmental or quasi-governmental agency, and there are no matters pending before the Internal Revenue Service, the Department of Labor, or any other governmental agency with respect to an Employee Plan.

     5.27 Patents, Trademarks and Similar Rights. Section 5.27 of the Disclosure Schedule attached hereto contains a true, complete and correct list of: (i) all patent registrations and all pending applications for patent registrations which either Company owns or is using or the use of which is necessary for the conduct of its business as currently being conducted ("Patents"), (ii) all registered trademarks, service marks, domain names and trade names, and all pending applications relating thereto, which either Company owns or is using or the use of which is necessary for the conduct of its business as currently being conducted ("Trademarks"), and (iii) all copyright registrations and copyright applications which either Company owns or is using or the use of which is necessary for the conduct of its business as currently being conducted ("Copyright").

          Except as disclosed in Section 5.27 of the Disclosure Schedule, (i) the Companies own all right, title and interest in and to the Trademarks, Patents and Copyrights, (ii) all of the Trademarks, Patents and Copyrights are in good standing, valid and subsisting and in full force and effect in accordance with their terms, (iii) to Sellers' knowledge, no impediment exists to the Companies' exclusive ownership, use and validity of any of the Trademarks, Patents and Copyrights, (iv) no other person, corporation, partnership, joint venture, organization, association or entity owns any interest in or, to Sellers' knowledge, uses in any way any of the Trademarks, Patents and Copyrights, (v) none of the Trademarks, Patents or Copyrights is involved in, or the subject of, any pending or, to the knowledge of
          Sellers, threatened, infringement, interference, opposition, or similar action, suit or proceeding or has otherwise been challenged in any way, and (vi) to Sellers' knowledge, neither the ownership or operation by the Companies of their properties, nor the production, manufacture, marketing, sale or distribution by the Companies of their products, nor the marketing, sale or performance by the Companies of their services, nor the use of any product of the Companies for the purposes for which sold, infringes upon or conflicts with any patent, trademark, trade name, service mark, copyright, privilege, franchise, immunity, trade secret or right of any other person, firm, corporation or entity.

          Section 5.27 of the Disclosure Schedule contains a list of all agreements, contracts and commitments that either Company is a party to (including licenses and other such agreements), whether written or oral, which materially and directly affect any of the Trademarks, Patents or Copyrights. Except as disclosed in Section 5.27 of the Disclosure Schedule, such licenses and agreements are valid, binding and enforceable in accordance with their respective terms for the periods stated therein, and there is no existing default or event of default thereunder or any event which with notice and/or lapse of time would constitute a material default.

     5.28 Compliance With Laws. Each Company has owned and operated, and currently owns and operates, its business, properties and assets in material compliance with all federal, foreign, state and local laws, ordinances, rules and regulations. Section 5.28 of the Disclosure Schedule sets forth, for the past twelve (12) months immediately preceding the date of this Agreement all material investigations, inspections or citations under any federal, state or local laws or any rules or regulations under the foregoing and the results thereof, together with a brief description of all corrective or other action taken with respect thereto. Neither Company has received any written notice of a violation that is now pending and unresolved of any such material applicable law, ordinance, regulation, order or requirement relating to its operations or properties. This Section 5.28 shall not apply to environmental matters which are exclusively the subject of
          Section 5.29 below.

     5.29 Environmental Matters.

          For purposes of this Section 5.29, "Hazardous Substances" shall have the same meaning as the term "Hazardous Substance" in 42 U.S.C. 9601(14) and the term "Pollutants or Contaminants" shall have the same meanings as the term "Pollutant or Contaminant" in 42 U.S.C. 9601(33). In addition, "Hazardous Substances" and "Pollutants or Contaminants" shall include any other dangerous, toxic, or hazardous substances, materials, or wastes as defined in or governed by any other federal, state or local statute, law, regulation or other requirement relating to any Hazardous Substances, Pollutants or Contaminants, or to human health and safety, or to the environment ("Environmental Laws").

          Except as disclosed in Section 5.29 of the Disclosure Schedule:

          (a) No person, entity, or governmental agency has asserted against either Company any written requests for damages, costs, or expenses, demands, causes of action, or claims, however defined, arising out of or due to the emission, disposal, discharge or other release or threatened release of any Hazardous Substances or Pollutants or Contaminants or any violation of Environmental Law in connection with or related to either Company's Facilities or operations or activities of the Companies on any of the Companies' formerly owned or operated properties, or arising out of or due to any injury to human health or the environment by reason of the current condition or operation of either Company's Facilities, or past conditions and operations or activities on the Company's Facilities or operations or activities of the Companies on the Companies' formerly owned or operated properties. (i) Neither Company is a party to any pending or, to the knowledge of Sellers, threatened actions for damages, costs, or expenses, demands, causes of action, claims, lawsuits, administrative proceedings, enforcement actions, or investigations, or written notice of any of these related to the Companies' operations or Assets, (ii) there is no environmental condition, situation, or incident (including the presence, releases, transportation or disposal of Hazardous Substances, Pollutants or Contaminants, disposal areas, underground tanks or pipelines, or to the knowledge of Sellers, government actions or investigations) on, at, from or concerning the Companies' Facilities, or, to the knowledge of Sellers, on the Companies' formerly owned or operated properties that would reasonably be expected to give rise to a material action or a material liability under any Environmental Law, and (iii) neither Company has any material liability under any Environmental Law.

          (b) Neither Company possesses any reports with respect to any material investigations, inspections or inquiries of any kind regarding the environmental condition of the Companies' Assets that have not been made available to Buyer. Neither Company is currently being charged with any material violation of Environmental Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or Pollutants or Contaminants.

          (c) No material expenditures will be required outside the ordinary course of business in order for Buyer after consummation of the transactions contemplated in this Agreement to comply with any Environmental Law currently in effect, including the requirements of any pending environmental permit or license application, in connection with the Companies' operations as currently conducted.

          (d) There are no state or federal liens encumbering the Companies' Assets resulting from any cleanup or response actions related to Hazardous Substances or Pollutants or Contaminants at the Companies' Facilities or from the Companies' Facilities by state or federal authorities.

          (e) The Companies' Facilities are not identified on the National Priorities List under 40 CFR 300, Appendix B, the Comprehensive Environmental Response Compensation and Liability Inventory Systems, or any list arising under similar state law.

          (f) The Company is in material compliance with the provisions of any legal requirement relating to public or community right-to-know or notification, including the provisions of Sections 102 and 103 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9602 and 9603), Section 311 of the Clean Water Act (33 U.S.C. 1321), and the Emergency Planning and Community Right-to-Know Act of 1986.

          (g) Sellers have no knowledge of impending changes or events that will adversely affect in any material respect Buyer's ability to comply with Environmental Laws currently in effect or to obtain and maintain in effect the currently required governmental authorizations or licenses necessary under applicable
               Environmental Laws to permit the conduct of the Companies' operations as currently conducted.

     5.30 All Assets. Except as disclosed in Section 5.30 of the Disclosure Schedule, there are no material assets owned or used by either Company in the conduct of its Business as currently conducted other than (i) those assets owned by each Company, (ii) those assets leased or licensed to each Company pursuant to the agreements listed in Section
          5.15 of the Disclosure Schedule, and (iii) those assets leased to each Company by unrelated third parties pursuant to operating leases, none of which are material, either individually or in the aggregate. The assets of the Companies also include all drawings and specifications for all molds as well as all spinning technology.

     5.31 Computer  Software  and  Databases.  Section  5.31  of the  Disclosure
          Schedule identifies all computer software and databases owned, licensed, leased, internally developed or otherwise used in connection with the Business. Each Company has all computer software and databases that are necessary to conduct the Business as currently conducted and all documentation relating to such computer software in all material respects and databases. Each Company's computer software and databases perform in accordance with the documentation relating thereto or used in connection therewith. The relevant Company owns all right, title and interest in and to all computer software and databases designated on Section 5.31 of the Disclosure Schedule as owned or internally developed by such Company ("Proprietary Software"). To the knowledge of Sellers, no impediment exists to the Companies' exclusive ownership and use of any Proprietary Software. To the knowledge of Sellers, no other person, corporation, partnership, joint venture, organization, association or entity owns any interest in or uses in any way any of the Proprietary Software. None of the Proprietary Software is involved in, or the subject of, any pending, or to the knowledge of Sellers, threatened, action, suit or proceeding or has otherwise been challenged in any way. To the knowledge of Sellers, the ownership or use by the Companies of the Proprietary Software does not breach any license or other contractual obligation between either Company and any other person, firm, corporation or entity. To the knowledge of Sellers, neither the ownership or use by the Companies of the Proprietary Software infringes upon or conflicts with any patent, trademark, trade name, service mark, copyright, privilege, franchise, immunity, trade secret or right of any other person, firm, corporation or entity.

     5.32 Brokers, Finders. Sellers have retained Morgan Stanley Bank AG and are responsible for all their fees and commissions in connection with the transactions contemplated herein.

     5.33 Insurance Matters. Except as disclosed in Section 5.33 of the Disclosure Schedule, neither Company has during the three (3) years immediately preceding the date of this Agreement, been denied or had revoked or rescinded by a carrier any policy of insurance, (ii) neither Company currently, nor has it in the past, participated in a self-insured program or large deductible or retrospective premium policy. There are no pending material (individually or in the aggregate) product liability claims involving either Company. Neither Company has failed to give any notice or present any material claim under any insurance policy in due and timely fashion. Except as disclosed in Section 5.33 of the Disclosure Schedule, there are no outstanding requirements or recommendations by any insurance company that issued any such policy with respect to any of the properties and assets of either Company or by any Board of Fire Underwriters or similar body exercising similar functions or by any governmental authority which requires or recommends changes in the conduct of such Company's business or requiring any repairs or other work to be done with respect to any of the properties, assets or operations of such Company or requiring any equipment or facilities to be installed on or in connection with any of the properties or assets of such Company.

     5.34 Disclosure and Reliance. As of the date of this Agreement, Sellers and PAG have disclosed to Buyer all facts of a historical nature known to them which are material to each Company. To Sellers' knowledge, none of the historical information furnished by Sellers, PAG or any of their respective representatives to Buyer or any of its representatives in accordance with this Agreement, as of the date of this Agreement, is false or misleading in any material respect or contain any material misstatement of fact or omit to state any material facts required to be stated to make the statements therein not misleading. The representations and warranties made herein are made by Sellers and PAG with the knowledge and expectation that Buyer is placing reliance thereon. Notwithstanding the foregoing provisions, this Section 5.34 shall not apply to business plans, future projections or other prospective or forward-looking information furnished by Sellers, PAG, either Company or their respective representatives to Buyer.

     6. Representations and Warranties of Buyer. Buyer represents and warrants to and with Sellers as follows:

     6.1 Organization, Good Standing and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power to execute and deliver this Agreement and perform its obligations hereunder.

     6.2 Authority. The execution, delivery and performance of this Agreement by Buyer, as well as the transaction contemplated under this
          Agreement, has been duly and validly authorized and approved by Buyer's Board of Directors. This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable in accordance with its terms.

     6.3 No Government Authorization Required. Except for (a) compliance with the HSR Act, and (b) those that may be required solely by reason of Sellers' (as opposed to any third party's) participation in the transactions contemplated by this Agreement, and (c) those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement, no consent, authorization or approval of, or exemption by, or filings with, any governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by Buyer of the transactions contemplated by this Agreement or the taking of any action contemplated by this Agreement.

     6.4 Effect of Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement by Buyer will not, with or without the giving of notice or the lapse of time or both, (a) to Buyer's knowledge violate any provision of law, statute, rule or regulation to which Buyer is subject; (b) violate any judgment, order, writ or decree of any court applicable to Buyer; or (c) result in the breach of, or conflict with, any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer, pursuant to any corporate charter, by-law, commitment, contract or other agreement or instrument to which Buyer is a party or by which it or its assets or property is or may be bound or affected or from which derives substantial benefits, except with respect to clause (c) above, any such items that would not, individually or in the aggregate, have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

     6.5 Brokers, Finders. Buyer has retained HalfMoon LLC and is responsible for their fees and commissions in connection with the transactions contemplated herein.

     6.6 Securities Act. The Capital Stock purchased by Buyer pursuant to this Agreement is being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Capital Stock so acquired by it in violation of any of the registration requirements of the U.S. Securities Act of 1933, as amended.

     6.7 Availability of Funds. Buyer has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by this Agreement. A true and correct copy of the lender commitment letter relating to Buyer's borrowing facilities has been provided to Sellers.

     6.8 Proceedings. There are not (a) outstanding judgments, orders or decrees against Buyer or any of its subsidiaries, (b) suits or legal actions pending, or to the knowledge of Buyer, threatened against Buyer or any of its subsidiaries, or (c) investigations by any Federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a "Governmental Entity") that are pending or threatened against Buyer or any of its subsidiaries that, in any such case, would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

     7. Covenants of Sellers and PAG.

     7.1 Conduct of Business. Except as disclosed in Section 7.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, Sellers and PAG covenant that the Companies shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

          7.1.1Other than in the ordinary course of business,  or to comply with the terms of any applicable law or any existing plan, agreement or arrangement, increase in any manner the compensation of any employees' pay or agree to pay a pension, retirement allowance or other employee benefit to any employees; or commit itself to pay additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement or employee agreement with or for the benefit of any persons employed by either Company;

          7.1.2Permit  any  current  insurance   policies  to  be  cancelled  or
               terminated or any of the coverage thereunder to lapse unless such policies are replaced with comparable coverage and Sellers give Buyer prompt notice of such cancellation or termination;

          7.1.3Enter into any transaction, contract or commitment which, by reason of its size, nature or otherwise, is not in the ordinary course of business, or execute any agreement the terms of which would be violated by the consummation of the transactions contemplated by this Agreement;

          7.1.4Agree to become subject to any liability or obligation  (absolute or contingent), except liabilities incurred or obligations arising under contracts entered into in the ordinary course of business;

          7.1.5Enter into or terminate any lease of real or personal property, except for renewals of leases in the ordinary course of business;

          7.1.6Sell, abandon or otherwise dispose of, or pledge, mortgage or otherwise encumber any of the assets of either Company, other than in the ordinary course of business, or make any commitment relating to any such assets or property other than in the ordinary course of business, or cancel or waive any claim or right of substantial value;

          7.1.7Amend the respective Articles of Incorporation or By-Laws or other comparable organizational documents;

          7.1.8 Enter into any collective bargaining agreement;

          7.1.9Declare or make any payment, dividend or distribution to any Seller, or purchase, redeem or otherwise acquire, any shares of Capital Stock;

          7.1.10 Make any capital expenditures, capital additions, or capital improvements which involve an amount in excess of $150,000 individually or $1,000,000 in the aggregate;

          7.1.11 Merge or consolidate with any other corporation or acquire or agree to acquire any stock or substantially all of the assets of any other person, firm, association, corporation or other business organization;

          7.1.12 Change to or use any invalid or materially inconsistent tax or financial reporting accounting method or practice or make any tax election for any period without Buyer's prior written consent (which consent shall not be unreasonably withheld or delayed);

          7.1.13 Fail to operate only in the usual, regular and ordinary course and use commercially reasonable efforts to preserve the Company intact and keep available the services and present relationships with persons having business dealings with the Company; and

          7.1.14 Incur any new debt, other than debt incurred by the Companies under Newmark's $5,000,000 line of credit facility with HypoVereinsbank, up to a limit of $2,500,000, to meet any payable obligations of the Companies.

     7.2 Advise of Changes. Sellers agree that from the date of this Agreement until the Closing Date they will advise Buyer of: (i) any event which causes any of the conditions set forth in Section 8 to become incapable of fulfillment; and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     7.3 Information and Access. Sellers shall give Buyer and its counsel, accountants and other representatives access during normal business hours to all properties, books, contracts, documents and records with respect to the affairs of the Companies as Buyer may reasonably request at such times and in such manner as will not disrupt or interfere with the conduct of the Companies.

     7.4 Noncompetition Agreement. In order to further induce Buyer to enter into this Agreement and consummate the transactions contemplated hereunder, each Seller and PAG agrees that, for itself and each of its subsidiaries and affiliates, for a period of five (5) years from and after the Closing Date, it shall not within the Trade Area (as defined below) associate in any capacity whatsoever, whether as a promoter, owner, partner, lessee, lessor, licensor, lender, agent, consultant, broker or otherwise, in the production, marketing, sale or distribution of concrete or steel poles for street lighting, electrical transmission, catenary, flood lighting, advertising, architectural columns, traffic control or telecommunications (each, a "Competitive Activity" and, collectively, the "Competitive
          Activities");  provided,  however,  the  foregoing  shall not  prevent
          Sellers or any of their subsidiaries or affiliates from owning, strictly as an investment, securities of any publicly traded corporation engaged in any Competitive Activities so long as Sellers do not, directly or indirectly, beneficially own in the aggregate more than five percent (5%) of all classes of the outstanding equity securities of any such entity. If any Seller, PAG, or any of its subsidiaries or affiliates fail to keep and perform every covenant of this Section 7.4, Buyer shall be entitled to specifically enforce the same by injunction in equity in addition to any other remedies which Buyer may have. If any portion of this Section 7.4 shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other portion of this Section 7.4. If any court in which Buyer seeks to have the provisions of this Section 7.4 specifically enforced determines that the activities, time or geographic area hereinabove specified are too broad, such court may determine a reasonable activity, time or geographic area and shall specifically enforce this
          Section 7.4, for such activity, time and geographic area. The covenants on the part of Sellers, PAG, or any of its subsidiaries or affiliates under this Section 7.4 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by Sellers or PAG against Buyer or any entity affiliated with Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of said covenants. For purposes of this Section 7.4, "Trade Area" shall mean the United States, Canada and Mexico. Notwithstanding anything to the contrary contained in this Section 7.4, Sellers and its subsidiaries and affiliates shall not be prevented from (i) continuing to engage in, conducting or having an ownership interest in any business which it currently is engaging in, conducting or in which it currently has an ownership interest, and in each case any reasonable extension or development thereof (other than the Competitive Activities in the Trade Area), and (ii) treating the provisions of Section 7.4 above as having terminated at the time and to the extent that none of Buyer and its subsidiaries continue to engage in any Competitive Activity.

     7.5 Covenant Not to Disclose. Sellers and PAG agree that they and their subsidiaries and affiliates possess certain data and knowledge of operations owned by the Companies which are proprietary in nature and confidential, including certain trade secrets owned by the Companies. Except as required by law, regulation or legal or administrative proceedings, none of Sellers, PAG, and any of their subsidiaries or affiliates will, without the consent of Buyer or the relevant Company, at any time after the Closing, claim any ownership or other interest therein or reveal, divulge or make known to any person (other than Buyer) or use for its own account or for the account of any person, firm, corporation or organization, any confidential or proprietary manufacturing or processing method, record, data, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of soliciting or obtaining or doing business, in each case to the extent owned by the relevant Company, or any other confidential or proprietary information to the extent owned by either Company.

          Buyer acknowledges that the information being provided to it in connection with the consummation of the transactions contemplated by this Agreement is subject to the terms of a Confidentiality Agreement between Buyer and PAG (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Companies; provided, however, Buyer acknowledges that any and all other information provided to it by Sellers or their representatives concerning Sellers and their respective affiliates (other than the Companies) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

     7.6 Other Offers and Exclusive Dealing. From the date of this Agreement until this Agreement is terminated, none of the Companies, Sellers, PAG and any of their subsidiaries or affiliates, acting in any capacity, will either directly or indirectly, through any officer, director, employee, agent or otherwise (A) solicit, initiate, encourage or entertain submission of proposals or offers from any person or entity relating to (i) any purchase of all or substantially all of the assets of either Company, (ii) any merger, sale of substantial assets, or sale of stock of either Company, or (iii) any similar transaction involving either Company (other than the transactions contemplated in Section 7.14 below and in Section 7.14 of the Disclosure Schedule), (B) participate in any discussions or negotiations regarding, or, except as required by a legal or judicial process, furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to propose or consummate any of the transactions described in clauses (A)(i) through (iii) above involving either Company, or (C) approve or undertake any such transaction. Each Company and/or Sellers, PAG or any of their subsidiaries or affiliates shall promptly communicate to Buyer the terms of any such proposal or offer upon knowledge or receipt of such proposal or offer or upon knowledge that such a proposal or offer is likely to be made.

     7.7 Supplying Financing Statements. From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement, within fifteen (15) days following the end of each calendar month, each Company shall deliver to Buyer copies of unaudited balance sheets of such Company as of the end of each calendar month ending subsequent to the date of this Agreement and the related unaudited statements of income for each month then ended.

     7.8 Further Assurances. At any time from and after the Closing Date, Sellers and PAG shall, at the request of Buyer, and, Buyer shall, at the request of Sellers and PAG, take any and all reasonable actions necessary to fulfill their respective obligations under this Agreement; provided, however, that none of the parties shall be required to incur any expenses, other than immaterial expenses, pursuant to this Section 7.8.

     7.9 Public Announcement. No party hereto will issue any press release or other public announcement with respect to this Agreement or the transactions contemplated by this Agreement without the prior written approval of the other parties, except as such release or announcement that may be required by law or other regulations of any United States, German or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the transactions contemplated by this Agreement.

     7.10 Nonsolicitation Agreement. For a period of five (5) years immediately after following the Closing Date, each Seller and PAG agrees, and agrees to cause its subsidiaries and affiliates, not to hire or solicit for employment any employee of either Company; provided, however, that the foregoing provision shall not apply to (i) a general advertisement or solicitation program that has not specifically targeted such persons, or (ii) the employment of any employee of the Company whose employment by such Company has been terminated and subsequently initiates contact with Sellers, PAG or their subsidiaries or affiliates regarding such employment without any encouragement or solicitation by Seller, PAG or their subsidiaries or affiliates.

     7.11 Efforts with Respect to Closing. On the terms and subject to the conditions of this Agreement, each party shall use its commercially reasonable best efforts to cause the Closing to occur. Each of Buyer and each Seller shall not, and shall not permit any of their respective affiliates to, take any actions that would, or that could reasonably be expected to result in any of the conditions set forth in Sections 8 or 9 below not being satisfied.

          Each of Buyer and each Seller shall as promptly as practicable following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested during the initial thirty (30) day notification period in connection therewith pursuant to the HSR Act ("Supplemental Information"). Any such notification and report form and any Supplemental Information shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and each Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of the notification and report form required under the HSR Act and any Supplemental Information. Sellers and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ. Each party shall use its commercially reasonable best efforts to obtain clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. Sellers and Buyer shall also cooperate to make any required filings outside the United States as promptly as practical after the execution and delivery of this Agreement. The parties agree to discuss, but have no obligation to respond to or comply with, a second request for additional information and documentary material from the FTC or DOJ. For purposes of this
          Section 7.13, the "commercially reasonable best efforts" of Buyer shall not include any obligation or requirement to (i) respond to or comply with a second request for additional information and documentary material from the FTC or DOJ, (ii) oppose any motion or action for a temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement, or (iii) enter into a consent decree containing Buyer's agreement to hold separate and divest the products and assets of the Companies or Buyer and its affiliates, as the case may be, as required by the FTC, the DOJ or any other Governmental Entity.

     7.12 Employee Matters. Buyer shall, or shall cause the Companies to, recognize all service of the Continued Employees with the Companies for all purposes of the employee benefit plans which Continued Employees are permitted to participate in.

     7.13 No Further Financial Obligations. In the course of conduct by the Companies of their respective businesses, Sellers and their respective affiliates (collectively, but excluding the Companies, the "Seller Entities") entered into various arrangements which guarantee the Companies' payment and/or performance obligations under an agreement to which a Company is a party ("Affiliate Guarantees"). Buyer agrees that it shall use its commercially reasonable efforts to remove the Seller Entities from the Affiliate Guarantees which will be in effect at the Closing or replace the Seller Entities with Buyer as the guarantor of the Affiliate Guarantees. In the event that Buyer is unable to satisfy the terms of the immediately preceding sentence, Buyer and its affiliates shall indemnify, defend and hold harmless the Seller Entities from and against any and all losses incurred by the Seller Entities which accrue from and after the Closing Date under the Affiliate Guarantees.

     7.14 Fiberglass Business. Newmark is involved in the production, marketing and sale of composite poles from facilities owned and/or operated by Newmark at Estill and Early Branch, South Carolina (the "Fiberglass Facilities") (the "Fiberglass Pole Business"). Prior to the Closing, Newmark shall transfer to an affiliate of PAG (other than a Company) (the "Estill Purchaser"), on an "AS-IS, WHERE-IS" basis and pursuant to the steps set forth in Section 7.14 of the Disclosure Schedule, all assets and liabilities (including all contracts, agreements and commitments) relating to or comprising the Fiberglass Pole Business, including all assets and liabilities relating to the Fiberglass Facilities (the "Estill Transfer") for a cash amount equal to
          $1,040,000  (the  "Estill  Payment")  (such  number  has been  derived pursuant to the calculation set forth on Exhibit 7.14) and the assumption of all liabilities of the Fiberglass Pole Business (the "Estill Liabilities"). Within thirty (30) days of the Estill Transfer, the Estill Liabilities shall be finally determined and recorded on the books of the Fiberglass Pole Business. If the amount of Estill
          Liabilities as finally determined exceeds the amount of Estill Liabilities initially accrued as of the date of the Estill Transfer,
          (a) Newmark shall pay to the Estill Purchaser an amount of cash equal to such excess Estill Liabilities (the "Estill Purchase Price Adjustment") within ten (10) days after the Closing Shareholders' Equity is finally determined in accordance with Section 4.2 above, and
          (b) Sellers shall pay to Buyer an amount of cash equal to the Estill Purchase Price Adjustment within ten (10) days after the Closing Shareholders' Equity is finally determined in accordance with Section
          4.2 above (it being agreed and understood that in no event shall the Estill Purchase Price Adjustment exceed $1,040,000). The transfer of all assets and liabilities relating to the Fiberglass Pole Business has been duly and validly authorized and approved by Newmark's Board of Directors. Sellers and PAG shall, and hereby agree to, jointly and severally indemnify and hold Buyer and each Company harmless against and in respect of, all debts, liabilities and obligations, including reasonable attorneys' fees, accountants' fees, costs of litigation or other reasonable expenses incurred by them, relating to or arising in connection with the Fiberglass Pole Business of any nature whatsoever, whether accrued, absolute, contingent, or known or unknown, including all debts, liabilities and obligations relating to environmental matters, tax matters, employee matters and employee health matters. Sellers' and PAG's indemnity obligation under this Section 7.14 is separate and apart from Sellers' and PAG's indemnity obligation under
          Section 11 and is not subject to any limitations contained in Section 11.

     7.15 Surveys. Sellers acknowledge that Buyer has arranged to obtain ALTA/ACSM land title surveys of all of the Owned Real Estate except the fabrication and welding shop in Tuscaloosa, Alabama ("Surveys"). Sellers shall cooperate with Buyer's efforts to obtain such Surveys, including promptly giving the surveyors access to such Facilities upon request. Buyer shall indemnify and hold Sellers and PAG harmless from any damage or injury caused by the surveyors in connection with gaining access to any Facility. Upon receipt of any such Survey, Buyer shall forward a copy to Sellers and review such Survey to determine whether it reveals any condition which would reasonably be expected to materially impair the continued use and operation of such real property in the conduct of the Business as currently conducted (a "Condition"). If any Survey reveals a Condition, Buyer shall within fifteen (15) days after its receipt of a Survey, give written notice of the Condition to Sellers, after which Sellers shall have a reasonable period of time to cure the Condition in a manner reasonably acceptable to Buyer. If Sellers are unwilling or unable to cure the Condition to Buyer's reasonable satisfaction, then Sellers and PAG shall, and hereby agree to, jointly and severally, indemnify and hold Buyer and the Companies harmless against and in respect of any material impairment with the continued use and operation of the related property resulting from or arising in connection with the Condition, including all damages, losses, claims or expenses, including reasonable attorneys' fees, related thereto. Sellers' and PAG's indemnity obligation under this Section 7.15 is separate and apart from Sellers' and PAG's indemnity obligation under Section 11 and is not subject to any limitations contained in Section 11. If Buyer fails to provide Sellers with the written notice set forth in this Section 7.15 within said fifteen (15) days, Buyer shall be deemed to have waived the opportunity to reveal any Conditions with respect to the Facility in question, and Sellers and PAG shall incur no further liability in connection therewith.

     7.16 Third Party Consents. From the date of this Agreement until the Closing Date, Sellers shall use their commercially reasonable efforts to obtain each consent set forth in Section 5.7 of the Disclosure Schedule (the "Consents"). If Sellers are unable to obtain prior to the Closing Date all Consents, then Sellers and PAG shall continue to pursue such Consents but, in all events, shall and hereby agree to, jointly and severally, indemnify and hold Buyer and the Companies harmless against and in respective of, all debts, liabilities and obligations, including reasonable attorneys' fees, accountants' fees, costs of litigation or other reasonable expenses incurred by them, arising out of or relating to (i) the failure to obtain such Consents and/or (ii) the termination of any contract as a result thereof. Sellers' and PAG's indemnity obligation under this Section 7.16 is separate and apart from Sellers' and PAG's indemnity obligation under
          Section 11 and is not subject to any  limitation  contained in Section
          11.

     7.17 Pfleiderer Name and Logo. Buyer shall cause each Company promptly, and in any event no later than December 31, 2004, to revise print advertising, product literature and product labeling to delete all references to the Pfleiderer name and Pfleiderer logo and no later than December 31, 2004, to change internet domains and web sites, signage and stationery and otherwise discontinue use of the Pfleiderer name and logo. In no event shall Buyer or the Companies use the Pfleiderer name or logo after Closing in any manner or for any purpose different than the use of the Pfleiderer name and logo by the Companies during the one (1) year period immediately preceding the Closing.

     7.18 Bay Minette and Claxton Facilities. As disclosed in Section 5.13 of the Disclosure Schedule, as of the date of this Agreement Newmark is not the owner of record of fee simple title to either the Bay Minette, Alabama Facility (the "Bay Minette Facility") or the Claxton, Georgia Facility (the "Claxton Facility"). If, prior to the Closing, the Bay Minette Facility is not conveyed to Newmark free and clear of all liens, claims and encumbrances (except for those title exceptions set forth in clauses (a) to (d) in Section 5.13 above), then the Purchase Price shall be reduced by (and Buyer shall not be obligated to pay at the Closing) Six Million Eight Hundred Thousand Dollars ($6,800,000). In the event, after the Closing, Sellers or PAG are able to effect the transfer to Newmark of the Bay Minette Facility free and clear of all liens, claims and encumbrances (except those title exceptions set forth in clauses (a) to (d) in Section 5.13 above) (the "Transfer"), then the Purchase Price shall be increased by (and Buyer shall pay Sellers) $6,800,000 promptly upon (and in no event later than five (5) days after) the Transfer, along with simple interest thereon at a rate of 6.5% per annum from the Closing Date to the actual date of payment.

          Further, and in addition to the foregoing provisions of this Section 7.18, if, prior to the Closing, the Bay Minette and/or the Claxton Facilities have not been conveyed to Newmark free and clear of all liens, claims and encumbrances (except for those title exceptions set forth in clauses (a) to (d) in Section 5.13 above), and notwithstanding Sellers' disclosures in paragraphs 3 and 4 of Section
          5.13 of the Disclosure Schedule, Sellers and PAG shall, and hereby agree to, jointly and severally, indemnify and hold Buyer and Newmark harmless from and against all damages, losses, obligations, claims and expenses, including reasonable attorney's fees, resulting from or arising in connection with Sellers' breach of the first sentence of
          Section 5.13 above, Newmark failing to be the owner of record of fee simple title to the Bay Minette and/or the Claxton Facilities, as applicable, including operating the Claxton and/or the Bay Minette Facilities, as applicable, on real estate of which Newmark is not the owner of record, during the period from and after the Closing to and until the date on which both the Bay Minette and the Claxton Facilities have been conveyed to Newmark free and clear of all liens, claims and encumbrances (except for those title exceptions set forth in clauses (a) to (d) in Section 5.13 above). Sellers' and PAG's indemnity obligation under this Section 7.18 is separate and apart from Sellers' and PAG's indemnity obligation under Section 11 below, and is not subject to any limitations contained in Section 11.

     8. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, unless waived by Buyer:

     8.1 Accuracy of Representations and Warranties. The representations and warranties of Sellers and PAG contained in this Agreement that are qualified as to materiality or Companies Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date with the same force and effect, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality or Companies Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

     8.2 Performance of Agreements. The Companies, Sellers and PAG shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Closing Date.

     8.3 Certificate. At the Closing, Sellers shall have delivered to Buyer a certificate, dated the Closing Date, stating that each Company and Sellers and PAG have fulfilled the obligations set forth in Sections
          8.1 and 8.2.

     8.4 Absence of Injunction. There shall be pending no temporary or permanent injunction or order from any court or government body or authority prohibiting, restraining or making unlawful the consummation of the transactions contemplated by this Agreement or materially limiting the ability of either Company to operate its business.

     8.5 HSR. All waiting periods under the HSR Act shall have expired or been terminated.

     9. Conditions Precedent to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated herein is subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, unless waived by Sellers:

     9.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date with the same force and effect, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

     9.2 Performance of Agreements. Buyer shall have performed all obligations and agreements, and shall have complied in all material respects with all covenants contained in this Agreement to be performed and complied with by it at or prior to the Closing Date.

     9.3 Certificate. At the Closing, Buyer shall have delivered to Sellers a certificate, dated the Closing Date, stating that Buyer has fulfilled the obligations set forth in Sections 9.1 and 9.2.

     9.4 Absence of Injunction. There shall be pending no temporary or permanent injunction or order from any court or government body or authority prohibiting, restraining or making unlawful the transactions contemplated by this Agreement on the Closing Date.

     9.5 HSR. All waiting periods under the HSR Act shall have expired or been terminated.

     9.6 Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any conditions set forth in Section 8 above or this
          Section 9 to be satisfied if such failure was caused by such party's failure to act in good faith or to use its commercially reasonable best efforts to cause the Closing to occur, as required by Section
          7.11 above.

     10. Termination.

     10.1 Termination   Events.   This  Agreement  may  be  terminated  and  the
          transactions contemplated by this Agreement may be abandoned on or prior to the Closing as follows:

          10.1.1 Mutual Agreement. By mutual written agreement of Sellers and Buyer.

          10.1.2 Court Order. By Sellers or Buyer if any court of competent jurisdiction shall have issued a final, nonappealable order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

          10.1.3 Breach of Representation or Warranty or Agreement. By: (a) Sellers if: (i) any of the conditions set forth in Section 9.1 or
               9.2 above shall have become incapable of fulfillment and shall not have been waived by Sellers; (ii) thirty (30) days have elapsed since the receipt by Buyer of a written notice by Sellers of such incapability; and (iii) Buyer shall have failed to fulfill such condition within such thirty (30) day period; or (b) Buyer, if: (i) any of the conditions set forth in Section 8.1 or
               8.2 above shall have become incapable of fulfillment and shall not have been waived by Buyer; (ii) thirty (30) days have elapsed since the receipt by Sellers of a written notice by Buyer of such incapability; and (iii) Sellers and/or PAG shall have failed to fulfill such within such thirty (30) day period.

          10.1.4 Conditions to Close. By Sellers or Buyer if any condition precedent to its obligation to close has not occurred as of the Closing Date (or, to the extent permitted, been waived).

          10.1.5 Failure to Close. After July 31, 2004, by either Sellers or Buyer if the Closing has not occurred for any reason other than a breach of this Agreement by the terminating party; provided the party seeking termination pursuant to Sections 10.1.3, 10.1.4 and
               10.1.5 above is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

     10.2 Effect of Termination. Upon termination of this Agreement pursuant to this Section 10, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto, or on the part of the respective directors, officers, employees, agents or shareholders of any of them, except that any termination of this Agreement shall not affect the rights or obligations of any party arising, or based on actions or omissions occurring, before such termination including any breach of any representation or warranty set forth herein.
          Notwithstanding the foregoing, the foregoing provisions of this Agreement shall remain in effect: (i) Section 12.3 below relating to certain expenses, (ii) Sections 5.32 and 6.5 above relating to finder's and broker's fees, (iii) this Section 10, (iv) Section 7.9 above relating to publicity, and (v) Section 7.5 above relating to the obligation of Buyer to keep confidential certain information and data obtained by it.

     10.3 Post-Termination. In the event of termination by Sellers or Buyer pursuant to Section 10.1 above, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein, (i) Buyer shall return all documents and other materials received from Sellers, the Companies or other affiliates of Sellers relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof, and (ii) all confidential information received by Buyer with respect to the business of Sellers and their respective affiliates (including the Companies) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to its terms notwithstanding the termination of this Agreement.

     11. Indemnification by Sellers and PAG.

     11.1 Indemnity. Subject to the limitations set forth in Sections 11.6, 11.7, 11.8, 11.9, 11.11 and 11.12 below, from and after the Closing, Sellers and PAG shall, and hereby agree to, jointly and severally, indemnify and hold Buyer and each Company harmless against and in respect of the following (other than tax matters for which indemnification is provided under Section 5.12 above), to the extent not accrued or reserved for on the Final Statement:

          11.1.1 All debts, liabilities and obligations of Sellers, PAG and each Company of any nature, whether accrued, absolute, contingent, or known or unknown on the Closing Date, existing or arising on or resulting from events which occurred or failed to occur on or before the Closing Date;

          11.1.2 Any claim, action, loss, damage or cost relating to or arising by reason of (i) the presence of, or any governmental or third party requirements relating to the disposal or arranging for disposal (on-site or off-site), or the release or threatened release prior to the Closing Date, of any Hazardous Substances, Pollutants or Contaminants, or (ii) any violation of any Environmental Laws, in each such case in connection with the Companies' Facilities, Business or the Companies' formerly owned or operated properties to the extent arising out of events occurring or conditions existing on or before the Closing Date;

          11.1.3 Any liability, loss, claim, damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty or covenant or nonfulfillment of any agreement on the part of Sellers or either Company under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer hereunder.

     11.2 Indemnification by Buyer. Subject to the limitations set forth in Sections 11.8, 11.9, and 11.12 below, from and after the Closing, Buyer shall, and hereby agrees to indemnify and hold Sellers harmless against and in respect of the following (other than tax matters for which indemnification is provided under Section 5.12 above):

          11.2.1 Any liability, loss, claim, damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty or covenant or nonfulfillment of any agreement on the part of Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Sellers hereunder.

          11.2.2 All debts, liabilities and obligations of Buyer and each Company of any nature, whether accrued, absolute, contingent, or known or unknown, arising or resulting from events which occur or fail to occur after the Closing Date.

          11.2.3 Any discontinuance, suspension or modification by Buyer on or after the Closing Date of any employee plan.

     11.3 Notice of Claims. Each party (the "Indemnified Party") agrees to give the other party (the "Indemnifying Party") written notice of any and all claims asserted against the Indemnified Party for which indemnification is or may be sought under this Section 11. Such notice shall be given within a reasonable time after the Indemnified Party's receipt of written notice of such claim. Failure to give such notice shall not abrogate or diminish the Indemnifying Party's obligation under this Section 11 if the Indemnifying Party has or receives knowledge of the existence of any such claim by any other means or if such failure does not prejudice the Indemnifying Party's ability to defend such claim.

     11.4 Defense  of  Claim.  In  any  litigation,  administrative  proceeding, negotiation or arbitration pertaining to any third party claim for which indemnification is sought under this Section 11, the Indemnifying Party shall have the right to select legal counsel to represent the Indemnified Party (so long as such counsel is reasonably acceptable to the Indemnified Party) and to otherwise control such litigation, proceedings, negotiations and arbitration. If the Indemnifying Party elects to control such litigation, proceeding, negotiation or arbitration, the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense. If the Indemnifying Party shall, within a reasonable time after notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of the claim. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party, then the Indemnified Party shall make available all information and assistance as the Indemnifying Party may reasonably request. Notwithstanding anything to the contrary contained in Section 11, should the subject matter of any litigation, proceeding, negotiation or arbitration include a claim seeking permanent injunctive relief, to the extent that the equitable claim may be segregated, the Indemnified Party shall have the right to assume the defense of such claim to the extent that it relates to the injunctive relief sought. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgement that was consummated to without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

     11.5 Costs Included. The amounts for which the Indemnified Party may seek indemnification under this Section 11 shall extend to and include the reasonable legal fees, accountants' fees, costs of litigation and other reasonable expenses incurred by them in the defense of any claim asserted against them and any amounts paid in settlement or compromise of any claims asserted against them to the extent that the claim asserted would have been subject to the indemnification provisions of this Section 11.

     11.6 Time Limits. Neither Buyer nor the Companies may seek indemnification under Section 11.1 above in respect to any claims for which written notice has not been given to Sellers prior to the second anniversary of the Closing Date. Notwithstanding the foregoing, the parties agree that other time limits shall be as follows:

          11.6.1 Any claim with respect to Sellers' breach of the representations and warranties under the first four sentences of
               Section 5.5 above and the first sentence of Section 5.13 above, and the indemnities under this Agreement relating thereto, shall all survive the Closing without time limitation.

          11.6.2 Any claim with respect to any environmental-related matter affecting either Company, the Facilities, Business or the Companies' formerly owned or operated properties arising from events occurring on or prior to the Closing Date including any claim under Section 11.1.2 above or any claim based on a breach of Sellers' representations and warranties under Section 5.29 above and the indemnities under this Agreement relating thereto, shall all survive the Closing for four (4) years. It is hereby agreed and understood that (a) Buyer shall be entitled to make a claim for an environmental-related matter under any relevant provision of this Agreement, but Buyer shall not be entitled to recovery under more than one such provision for the same claim;
               (b) in no event shall  Sellers be obligated  to indemnify  Buyer:
               (1) to the extent Buyer, during the four (4) year period from and after the Closing Date undertakes any drilling or sampling to investigate environmental conditions at the Facilities other than as required by applicable Environmental Law, required by a governmental authority having jurisdiction over the matter, or pursuant to the reasonable business judgment of Buyer; (2) for the amounts spent by Buyer which exceed amounts necessary to meet minimum standards (e.g. non-residential standards) and costs necessary to bring the environmental condition into compliance with applicable Environmental Law; or (3) to the extent Buyer changes the current use of the Facilities to a non-industrial or non-commercial use during the four (4) year period from and after the Closing Date; and (c) Buyer shall keep Seller reasonably informed of any investigation or remediation activities at the Facilities which are or may be the subject of a claim for indemnification and Buyer shall promptly provide Sellers with copies of any material documents in connection therewith, including draft or final reports, assessments or correspondence with governmental authorities.

          11.6.3 Any claim with respect to a tax-related matter shall survive for the applicable period as provided in Section 5.12.10 above.

     11.7 Maximum Liability. Except for any claim relating to Sellers' breach of the representations and warranties under the first four sentences of
          Section 5.5 above and the first sentence of Section 5.13 above, any tax-related claim and any claim resulting from intentional misrepresentation, fraud or criminal misconduct, as to which no limit on Sellers' and PAG's liability shall exist, the aggregate liability of Sellers and PAG pursuant to Section 11.1 shall not exceed Twenty Five Million Dollars ($25,000,000) (in the event that the amount of any such claim would cause the foregoing limitation in this sentence to be exceeded, Sellers' and PAG's liability with respect to such claims shall be limited to the portion of such claim which would not cause such limitation to be exceeded).

     11.8 Basket and Cost-Sharing. Except for any claim relating to Sellers' breach of the representations and warranties under the first four sentences of Section 5.5 above and the first sentence of Section 5.13 above, any tax-related claim and any claim resulting from intentional misrepresentation, fraud or criminal misconduct, Sellers and PAG shall have no liability pursuant to Section 11.1 above, (i) except to the extent the aggregate liability pursuant thereto exceeds Three Hundred Fifty Thousand Dollars ($350,000) and then only to the extent of such excess, or (ii) for any individual items where the liability pursuant thereto is less than Ten Thousand Dollars ($10,000) and such items shall not be aggregated for the purposes of the immediately preceding clause (i). During the four (4) year period immediately from and after the Closing, Buyer shall bear responsibility, once the $350,000 basket referred to in clause (i) above has been satisfied, for ten percent (10%), up to a maximum of One Million Dollars ($1,000,000), of all costs and expenses incurred in connection with any Buyer indemnity claim hereunder regarding any environmental matter at any Facility which was not in compliance with applicable Environmental Laws (it being agreed and understood that Buyer shall bear responsibility for one hundred percent (100%) of any such costs and expenses up and until the $350,000 basket referred to in clause (i) above has been satisfied).

          Buyer shall have no liability pursuant to Section 11.2 above for any individual items where the liability pursuant thereto is less than Ten Thousand Dollars ($10,000).

     11.9 Calculation of Indemnity Payments. The amount of any loss for which indemnification is provided under this Section 11 or Section 5.12 above shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such loss and shall be (a) increased to take account of any net tax cost actually incurred by the Indemnified Party arising from the receipt of the indemnity payments hereunder (grossed up for such increase), and
          (b) reduced to take account of any net tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount. In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount.

     11.10Tax Treatment of Indemnification. For all tax purposes, Buyer and Sellers agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price, unless a final determination, including the execution of a U.S. Internal Revenue Service Form 870-AD or successor form, provides otherwise.

     11.11Access   to   Information.   Buyer   acknowledges   that  it  and  its
          representatives have received or been afforded the opportunity to review prior to the date of this Agreement all written materials delivered by Sellers or made available by Sellers to Buyer pursuant to this Agreement on or prior to the date of this Agreement. Buyer acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Companies that it and its representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of the Companies to discuss the businesses and assets of the Companies. Buyer further acknowledges and agrees that (i) other than the representations and warranties of Sellers and PAG specifically contained in this Agreement, none of Sellers, PAG, the Companies or any other person has made any representation or warranty either express or implied (a) with respect to the Companies or their respective assets and liabilities, the transactions contemplated by this Agreement or the Capital Stock, or
          (b) as to the accuracy or completeness of any information regarding the Companies furnished or made available to Buyer and its representatives; and (ii) Buyer shall have no claim or right to indemnification pursuant to this Section 11 and none of Sellers, the Companies or any other person shall have or be subject to any liability to Buyer or any other person with respect to any information, documents or materials furnished by Sellers, the Companies or any of their respective affiliates, officers, directors, employees, agents or advisors to Buyer, including any information, documents or material made available to Buyer in certain "data rooms", management presentations or any other form in expectation of the transactions contemplated by this Agreement. It is hereby agreed and understood that nothing in this Section 11.11 shall limit Sellers' and PAG's indemnification obligation under this Agreement to the extent such obligation arises out of an item included in the Disclosure Schedule.

     11.12Exclusive  Remedy.  The parties  further  acknowledge  and agree that, should the Closing occur, their sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Companies or their respective assets and liabilities, the transactions contemplated by this Agreement and the Capital Stock (other than claims of, or causes of action arising from, fraud, intentional misrepresentation or criminal misconduct) shall be pursuant to the indemnification provisions set forth in this Section 11, in the last sentence of
          Section 7.13 above,  or in Sections  5.12,  7.14,  7.15,  7.16 or 7.18 above, as applicable. In furtherance of the foregoing, each party hereto hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, intentional misrepresentation or criminal misconduct) one party hereto may have against the other party or any of their respective affiliates or any of their respective directors, officers and employees arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Section 11, in the last sentence of Section 7.13 above, or in Sections 5.12, 7.14, 7.15, 7.16 or 7.18 above).

     11.13No Contribution. In the event Buyer or either Company asserts an indemnity claim against Sellers and PAG hereunder, none of Sellers, PAG and any of their subsidiaries and affiliates shall have any rights of contribution from, or subrogation against, either Company (or their Tax Affiliates) with respect to such claims.

     12. Miscellaneous. The following miscellaneous provisions shall apply to this Agreement:

     12.1 Notices. All notices or other communications required or permitted to be given, pursuant to the terms of this Agreement, shall be in writing and shall be deemed to be duly given when received if delivered in person or by telex, telegram or cable and confirmed by mail, or mailed by registered or certified mail (return receipt requested) or facsimile, express mail, postage prepaid, as follows:

                  If to Buyer:              Valmont Industries, Inc.
                                            One Valmont Plaza
                                            Omaha, NE 68154-5215
                                            Attn: Mark E. Treinen
                                            Phone No: (402) 963-1045
                                            Fax No:   (402) 963-1046

                  With a copy to:           McGrath North Mullin & Kratz, PC LLO
                                            Suite 3700 First National Tower
                                            1601 Dodge Street
                                            Omaha, NE 68102
                                            Attn:  David G. Anderson
                                            Phone No: (402) 341-3070
                                            Fax No:   (402) 341-0216

                  If to Sellers and/or      Pfleiderer Aktiengesellschaft
                  PAG:                      Ingolstadter Stra(beta)e 51
                                            D-92318 Neumarkt
                                            Germany
                                            Attn:  General Counsel
                                            Phone No: (09181) 28-488
                                            Fax No:   (09181) 28-185

                  With a copy to:           Cravath, Swaine & Moore LLP
                                            Worldwide Plaza
                                            825 Eighth Avenue
                                            New York, NY 10019-7475
                                            Attn:  Mark I. Greene
                                            Phone No: (212) 474-1150
                                            Fax No:   (212) 474-3700

          or at such other address as the party to whom notice is to be given furnishes in writing to the other party in the manner set forth above.

     12.2 Amendments and Waivers. This Agreement may not be modified or amended, except by instrument or instruments in writing, signed by the party against whom enforcement of any such modification or amendment is sought. Either Buyer, on the one hand, or Sellers, on the other hand, may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party to be performed or complied with. No action taken, pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

     12.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise provided herein, Sellers, PAG and Buyer shall pay their own expenses incident to the preparation, execution and consummation of this Agreement, including the fees of any attorneys, accountants, brokers or advisers employed by or on behalf of such party. Buyer shall pay any filing fee under the HSR Act.

     12.4 Entire Agreement. This Agreement, the Disclosure Schedule, the exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 12.2 above and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. All exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Disclosure Schedule or any exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. In the event of any conflict between the provisions of this Agreement (including the Disclosure Schedule and the exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement, on the other hand, the provisions of this Agreement shall control.

     12.5 Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in the State of Delaware.

     12.6 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.7 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.

     12.8 Effect  of  Headings.   The  headings  of  the  various  sections  and
          subsections of this Agreement and of the Disclosure Schedule are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections or subsections.

     12.9 Disclosure Schedule. For purposes of this Agreement, any item in the Disclosure Schedule shall be deemed disclosed only in connection with the specific representation or warranty to which it is specifically referenced or, notwithstanding the appearance of the word "none" in any section of the Disclosure Schedule, such other representation or warranty to which on its face it reasonably relates.

     12.10Severability. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or other provisions of this Agreement in any other jurisdiction.

     12.11Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who himself drafted same. It is hereby agreed that representatives of all parties have participated in the preparation hereof.

     12.12Counterparts.   This   Agreement  may  be  executed  in  one  or  more
          counterparts, each of which shall be regarded as an original and all of which together shall constitute one and the same instrument.

     12.13Record Retention. Buyer will cause all books and records of the Companies that are in or come into the possession of the Companies (the "Records") to be retained for five (5) years after Closing. In addition, to the extent any books and records of the Business are retained by Sellers, PAG or any of their subsidiaries or affiliates following Closing (the "Retained Records"), Sellers shall retain the Retained Records for five (5) years after Closing. During such term, each party shall allow the other party and its representatives access to inspect and copy the Records and Retained Records, as appropriate, during normal business hours to the extent reasonably required for a legitimate business purpose, including in respect of litigation, insurance matters, tax matters and financial reporting of Sellers or their respective affiliates. In the event a party intends to destroy any Records or Retained Records in its control at the end of such five
          (5) year term, such party shall first notify the other party at which time the other party shall have the right to remove the Records or Retained Records, as the case may be, at their own cost.

     12.14Jurisdiction.   Each  party  irrevocably   submits  to  the  exclusive
          jurisdiction of any Delaware state court or Federal court located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of this Agreement or any agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in a Federal court located in the State of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court located in the State of Delaware. PAG and each Seller agrees to appoint and maintain during the period commencing on the Closing Date and ending on the date which is the later of four (4) years after Closing and the end of the time period set forth in Section 5.12.10 above CT Corporation in Delaware as its agent for service of process in Delaware. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective agent for service of process in the State of Delaware shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matter to which it has submitted jurisdiction in this Section 12.14. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any agreement or the transactions contemplated hereby or thereby in any Delaware state court or any Federal court located in the State of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     12.15Certain  Definitions.  For purposes  hereof:

          "affiliate" of any part means any person or entity controlling, controlled by or under common control with such party.

          "business day" shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York or Frankfurt.

          "Companies  Material  Adverse Effect" means a material  adverse effect
          (i) on the financial condition or results of operations of the Companies, taken as a whole, or (ii) on the ability of Sellers or Buyer to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, "Companies Material Adverse Effect" shall exclude any effects to the extent resulting from (A) changes in the United States, German or other foreign economies in general, (B) changes in the Companies industries in general but not specifically relating to the Companies, (C) the announcement of Sellers intention to sell, and Buyer's intention to buy, the Capital Stock, or (D) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

          "$" or "Dollars" means United States dollars.

          "including" means including, without limitation.

          "knowledge of Sellers" and "Sellers' knowledge" means the actual knowledge of Earl R. Foust, Larry E. Price, Jr., Carl Henlein, Wes Oliphant and Doug Sherman, both with respect to knowledge which each such person personally holds and knowledge which each such person obtains after due and reasonable inquiry of Alan Taylor, Russell Belding, Gary Byrd, Chip Chandler, Ken Sharpless and John Warwrzeniak.

          "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

          "subsidiary" of any person means another person, an amount of the voting securities, or other voting ownership or voting partnership interest of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there is no such voting interest, more than fifty percent (50%) of the equity interests of which) is owned directly or indirectly by such person or by another subsidiary of such person.

     12.16Waiver of Jury Trial.  Each party hereby waives to the fullest  extent permitted by applicable statute, law, ordinance or regulation, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto. Each party: (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.16.

     IN WITNESS WHEREOF, PAG, Sellers and Buyer have each executed this Agreement on the date first above written.

PFLEIDERER AKTIENGESELLSCHAFT             PFLEIDERER LEASING VERWALTUNGS - GmbH


By:    /s/ Hans H. Overdiek               By:   /s/ Dr. Jurgen Koch
    ------------------------------           --------------------------------
Its: CEO                                  Its:  Director


By:   /s/  Michael Ernst                  By:   /s/ Manfred Fleischer
    ------------------------------           --------------------------------
Its: Member of the Executive Board        Its:  Director


HALDE NEUNUNDNEUNZIGSTE                   VALMONT INDUSTRIES, INC.
VERWALTUNGSGESELLSCHAFT

By:   /s/ Gerhard Binner                  By:  /s/  Mogens C. Bay
    ------------------------------          --------------------------------
Its:  Director                            Its:  Chairman / CEO


By:  /s/  Fritz Fuckert
    ------------------------------
Its:  Director


PFLEIDERER CONSULTING GmbH


By:  /s/  Gerhard Binner
    ------------------------------
Its:  Director


By:  /s/  Fritz Fuckert
    ------------------------------
Its:  Director